================================================================================

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER



                                      among



                              STYLECLICK.COM INC.,

                          INTERNET SHOPPING NETWORK LLC


                                       and


                                  USANI SUB LLC



                           Dated as of March 23, 2000

================================================================================

                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----

ARTICLE 1      THE MERGERS....................................................11
         1.1   Formation of Newco and Merger Subs.............................11
         1.2   The ISN Merger.................................................12
         1.3   The Company Merger.............................................12
         1.4   Closing........................................................13
         1.5   Effective Time.................................................13
         1.6   Articles of Incorporation; By-laws and LLC Agreement...........13
         1.7   Directors and Officers.........................................14
         1.8   Calculation of Specified Number; Anti-Dilution Adjustment......14

ARTICLE 2      EFFECT OF THE MERGERS ON THE EQUITY OF THE
               CONSTITUENT ENTITIES; EXCHANGE OF
               CERTIFICATES...................................................15
         2.1   Effect of Company Merger.......................................15
         2.2   Effect of ISN Merger...........................................16
         2.3   Exchange of Certificates.......................................17
         2.4   Appraisal Rights...............................................20
         2.5   Treatment of Stock Options and Warrants........................21
         2.6   Adjustments....................................................23
         2.7   Lost Certificates..............................................23
         2.8   Withholding Rights.............................................23
         2.9   Additional Shares Payable to Parent............................23

ARTICLE 3      REPRESENTATIONS AND WARRANTIES.................................24
         3.1   Representations and Warranties of the Company..................24
         3.2   Representations and Warranties of ISN and Parent...............41

ARTICLE 4      COVENANTS......................................................55
         4.1   Covenants of the Company.......................................55
         4.2   Covenants of ISN and Parent....................................56

ARTICLE 5      ADDITIONAL COVENANTS...........................................57
         5.1   No Solicitation................................................57
         5.2   Directors and Officers Indemnification and Insurance...........59
         5.3   Notification of Certain Matters................................60
         5.4   Tax Treatment..................................................60
         5.5   Company Stockholder Meeting....................................60
         5.6   Registration Statement, Proxy Statement/Prospectus.............61
         5.7   Further Action, Reasonable Efforts.............................62
         5.8   Public Announcements...........................................62
         5.9   Blue Sky.......................................................63

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                                                                            Page
                                                                            ----

         5.10  NASDAQ.........................................................63
         5.11  Affiliates.....................................................63
         5.12  Tax Matters....................................................63

ARTICLE 6      CONDITIONS PRECEDENT...........................................64
         6.1   Conditions to the Obligations of each Party....................64
         6.2   Conditions to the Obligations of ISN and Parent................65
         6.3   Conditions to the Obligations of the Company...................66
         6.4   Frustration of Closing Conditions..............................67

ARTICLE 7      TERMINATION AND AMENDMENT......................................68
         7.1   Termination....................................................68
         7.2   Effect of Termination..........................................69

ARTICLE 8      GENERAL PROVISIONS.............................................69
         8.1   Notices........................................................69
         8.2   Waivers and Amendments.........................................71
         8.3   Expenses and Other Payments....................................71
         8.4   Newco Common Stock.............................................72
         8.5   Assignment.....................................................73
         8.6   Non-Survival of Representations and Warranties.................73
         8.7   Headings.......................................................73
         8.8   Interpretation.................................................73
         8.9   Severability of Provisions.....................................73
         8.10  Entire Agreement; No Third Party Beneficiaries.................73
         8.11  Governing Law..................................................74
         8.12  Submission To Jurisdiction; Waivers............................74
         8.13  WAIVERS OF JURY TRIAL..........................................74
         8.14  Counterparts...................................................74

Exhibit A -- Form of Stockholders Agreement
Exhibit B -- Form of Registration Rights Agreement
Exhibit C -- Form of Agreement of Merger
Exhibit D -- Form of Newco Charter and By-laws
Exhibit E -- Media Warrant
Exhibit F -- License Agreement
Exhibit G -- Form of Rule 145 Affiliate Agreement
Exhibit H -- Form of Certificate of Merger

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

         AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of March 23, 2000, by and among Styleclick.com Inc., a California corporation (the "COMPANY"), Internet Shopping Network LLC, a Delaware limited liability company ("ISN"), and USANi Sub LLC, a Delaware limited liability company ("PARENT").

         WHEREAS, the Company and Parent are parties to the Merger Agreement, dated as of January 24, 2000 (the "ORIGINAL MERGER AGREEMENT"), subject to the terms and conditions of which, the parties approved certain business combination transactions;

         WHEREAS, upon the terms and subject to the conditions of this Agreement, ISN and a Delaware limited liability company and a wholly owned Subsidiary of Newco (as defined below) to be formed by Newco prior to the Effective Time (as defined below) ("ISN MERGER SUB") will enter into a business combination transaction pursuant to which ISN Merger Sub will merge with and into ISN (the "ISN MERGER"), whereby each outstanding ISN Unit (as defined below) will be converted into the right to receive 0.601 shares of Newco Common Stock (as defined below);

         WHEREAS, upon the terms and subject to the conditions of this Agreement, the Company and a California corporation and a wholly owned Subsidiary of Newco to be formed by Newco prior to the Effective Time ("COMPANY MERGER SUB" and, collectively with ISN Merger Sub, the "MERGER SUBS"), will enter into a business combination transaction pursuant to which Company Merger Sub will merge with and into the Company (the "COMPANY MERGER" and, collectively with the ISN Merger, the "MERGERS"), whereby each issued and outstanding share of common stock of the Company, no par value ("COMPANY COMMON STOCK") (other than shares of Company Common Stock that are owned by the Company or any subsidiary of the Company), will be converted into the right to receive one share of Class A Common Stock, par value $.01 per share, of Newco ("NEWCO CLASS A COMMON STOCK");

         WHEREAS, (a) Newco, Parent and certain individuals named therein (each such individual, a "PRINCIPAL COMPANY STOCKHOLDER") will, prior to the Effective Time, enter into a Stockholders Agreement, substantially in the form of EXHIBIT A attached hereto (the "STOCKHOLDERS AGREEMENT"), providing for, among other things, certain transfer restrictions on the shares of Newco Common Stock owned by the parties as a result of the Mergers, and (b) Newco, USA Networks, Inc. ("USA") and Parent will enter into a Registration Rights Agreement substantially in the form of EXHIBIT B attached hereto (the "REGISTRATION RIGHTS AGREEMENT");

         WHEREAS, the Board of Directors of the Company has determined that the Company Merger is fair to, and in the best interests of, the Company's stockholders and has adopted, authorized and approved the execution and delivery of this Agreement and the other agreements and instruments contemplated hereby and the consummation of the Company Merger and the other transactions contemplated hereby;

         WHEREAS, concurrently with the execution of the Original Merger Agreement and as a condition to the willingness of the parties to enter into the Original Merger Agreement, (i) USA provided a term loan facility (the "TERM LOAN FACILITY") to the Company in the principal amount of $10 million pursuant to a Credit Agreement, dated as of January 24, 2000, between the Company and USA (the "CREDIT AGREEMENT"); (ii) Parent entered into separate Voting Agreements (the "VOTING AGREEMENTS") with certain stockholders of the Company, pursuant to which each such stockholder agrees to, among other things, vote its shares of Company Common Stock in favor of the Company Merger and/or waive certain contractual and other rights in connection with the Transactions (as defined below); (iii) Parent entered into separate Waiver Agreements (the "WAIVER AGREEMENTS") with certain warrantholders of the Company, pursuant to which each such warrantholder agrees to waive certain contractual and other rights in connection with the Transactions; and (iv) the Company and Parent executed an Option Agreement (the "OPTION AGREEMENT") granting Parent the irrevocable right to purchase shares of Company Common Stock on the terms and subject to the conditions contained therein;

         WHEREAS, for federal income tax purposes, it is intended that the Mergers shall qualify as tax-free events under either or both of Section 351 and
Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "CODE");

         WHEREAS, the Company, ISN and Parent wish to make certain representations, warranties and agreements in connection with the consummation of the Transactions and to prescribe various conditions to the Transactions; and

         WHEREAS, the Company and Parent wish to amend and restate the Original Merger Agreement in order to restructure the business combination transactions contemplated thereby and make ISN and Newco a party thereto.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree to amend and restate the Original Merger Agreement so that, as amended and restated, it reads in its entirety as follows:

                                   DEFINITIONS

         Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits, Annexes and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits, Annexes and Schedules to, this Agreement unless the context shall otherwise require. All Exhibits, Annexes and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit, Annex or Schedule shall have the meaning ascribed to such term in this Agreement. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, plan, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, plan, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. For the purposes of this Agreement, the following terms have the following meanings:

         "AFFILIATE" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. The term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "AGENTS" means, with respect to any Person, such Person's officers, directors, employees, attorneys, accountants, investment bankers, financial advisors or other representatives or agents.

         "AGREEMENT OF MERGER" means the Agreement of Merger, conforming to the provisions of Section 1101 of California Law, substantially in the form attached as EXHIBIT C hereto.

         "ALTERNATE TRANSACTION" means (i) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries or any other material corporate transaction (other than the Transactions), the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Transactions; (ii) a sale, lease, exchange, transfer or other disposition of 15% or more of the assets of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions (other than the Transactions); or (iii) the acquisition by any Person or "group" (as defined in Section 13(d) of the Exchange Act), other than USA or Parent or any of their respective controlled Affiliates, of "beneficial ownership" of 15% or more of the issued and outstanding Equity Securities of the Company whether by tender offer or exchange offer or otherwise and including a self tender offer.

         "APRIL 1999 WARRANTS" means the warrants identified as such in Section 3.1(c) of the Company Disclosure Schedule.

         "BUSINESS DAY" means any day other than a day on which (i) banks in the State of New York are authorized or obligated to be closed or (ii) the New York Stock Exchange is closed.

         "CERTIFICATE OF MERGER" means the Certificate of Merger, conforming to the provisions of Section 18-209 of the Delaware LLC Act, substantially in the form attached as EXHIBIT H hereto.

         "COMPANY DISCLOSURE SCHEDULE" means the disclosure letter delivered to Parent by the Company concurrently with the execution of the Original Merger Agreement.

         "COMPANY OPTION PLAN" means the Company's 1995 Stock Option Plan, a copy of which was made available to Parent.

         "COMPANY STOCK OPTION" means an option to purchase Company Common Stock granted by the Company and listed in Section 3.1(c) of the Company Disclosure Schedule.

         "COMPANY WARRANT" means a warrant to purchase Company Common Stock granted pursuant to a Warrant Agreement and listed in Section 3.1(c) of the Company Disclosure Schedule.

         "CONTRACT" means any note, bond, mortgage, indenture, contract, agreement, commitment, lease, license, permit, franchise, arrangement or other instrument or obligation whether or not in writing.

         "DEBT" of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (iii) all obligations of such Person as a lessee under a lease that has been or should be, in accordance with GAAP, recorded as a capital lease; (iv) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (v) all Debt of others referred to in clauses (i) through (iv) above guaranteed directly or indirectly in any manner by such Person; and (vi) all Debt of others referred to in clauses
(i) through (v) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

         "EQUITY SECURITIES" has the meaning ascribed to such term in Rule 405 promulgated under the Securities Act as in effect on the date hereof, and in any event includes any limited partnership interest, any limited liability company interest and any other interest or security having the attendant right to vote for directors or similar representatives.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "FINANCIAL STATEMENTS" with respect to the Company, means the Company's
(i) audited balance sheet as of December 31, 1998; (ii) statement of cash flows and statement of changes in shareholders' equity for the year ended December 31, 1998; (iii) unaudited balance sheet as of September 30, 1999; and (iv) unaudited statement of operations for the three month period ended September 30, 1999, in each case which were provided by the Company to Parent on or prior to the date of the Original Merger Agreement; and, with respect to ISN, means ISN's (x) audited balance sheet as of November 30, 1999 and (y) audited statement of cash flows and statement of operations for the eleven month period ended November 30, 1999, in each case which were provided by Parent to the Company on or prior to the date of the Original Merger Agreement.

         "GAAP" means generally accepted accounting principles in the United States of America.

         "GOVERNMENTAL ENTITY" means any foreign, federal, state, municipal or other governmental or regulatory department, commission, board, bureau, agency or instrumentality.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "INTELLECTUAL PROPERTY" means all of the following as they exist in all jurisdictions throughout the world: (i) patents, patent applications and other patent rights (including any divisions, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn or resubmitted);
(ii) trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof;
(iii) copyrights, including all renewals and extensions thereof, copyright registrations and applications for registration thereof and non-registered copyrights; (iv) trade secrets, concepts, ideas, designs, research, processes, procedures, techniques, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements and other proprietary rights (whether or not patentable or subject to copyright, mask work or trade secret protection) (collectively, "TECHNOLOGY"); and (iv) computer software programs, including all source code, object code and documentation related thereto (the "SOFTWARE").

         "IRS" means the Internal Revenue Service of the United States of
America.

         "ISN OPTION PLAN" means the ISN 1999 Stock Option Plan, a copy of which was made available to the Company.

         "ISN STOCK OPTION" means an option to purchase ISN Units granted pursuant to the ISN Option Plan that is listed in Section 3.2(c) of the Parent Disclosure Schedule.

         "ISN UNITS" means all of the issued and outstanding limited liability interests of ISN.

         "KNOWLEDGE" means, with respect to a natural Person, the actual knowledge of such Person and, with respect to a non-natural Person, the actual knowledge of such Person's officers and directors (or similar representatives).

         "LAWS" means any applicable law, statute, rule, regulation or code of any Governmental Entity.

         "LIABILITIES" means any Debt, liability, claim, loss, or obligation of any kind, whether accrued or unaccrued, liquidated or unliquidated, secured or unsecured, absolute, contingent, inchoate or otherwise.

         "MATERIAL ADVERSE CHANGE" means, with respect to any Person, a change, development or effect that, together with all such other changes, developments or effects, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on such Person.

         "MATERIAL ADVERSE EFFECT" means, with respect to any Person, any circumstance (i) that is, or is reasonably likely to be, materially adverse to the financial condition, business, assets or results of operations of such Person and its Subsidiaries taken as a whole, or (ii) that adversely affects the ability of such Person to perform its obligations under this Agreement or to consummate the Transactions, but in each of clauses (i) and (ii) excluding any circumstance, fact, change, development, effect, affect or impairment resulting primarily from (x) events adversely affecting the industry in which such Person is involved or (y) circumstances, matters or events described on the disclosure letter delivered by such Person concurrently with execution of this Agreement.

         "MEDIA VALUE" means advertising time on the Network computed on a net basis at fair market value rates, which shall be determined by taking into account recent sales by the Network of comparable size, volume and desired times in similar product categories.

         "NASDAQ" means the National Association of Securities Dealers Automated Quotation System.

         "NETWORK" means the network of media properties of USA, including USA Network, SciFi Channel, USA Broadcasting, Ticketmaster, Home Shopping Network, Sci-Fi.com, USA Networks.com, USA Studios.com and USA Films.com and others as they may exist from time to time.

         "NEWCO CLASS B COMMON STOCK" means the Class B Common Stock, par value $0.01 per share, of Newco.

         "NEWCO COMMON STOCK" means the Newco Class A Common Stock and the Newco Class B Common Stock.

         "OFFICER'S CERTIFICATE" means a certificate executed by a duly authorized officer of Company Merger Sub or the Company, as the case may be, certifying to the information, and otherwise conforming, to the provisions of
Section 1103 of California Law.

         "ORDER" means any applicable order, judgment, injunction, writ or decree.

         "PARENT DISCLOSURE SCHEDULE" means the disclosure letter delivered to the Company by Parent concurrently with the execution of the Original Merger Agreement.

         "PERSON" means any individual, corporation, partnership, firm, group (as such term is used in Section 13(d)(3) of the Exchange Act), joint venture, association, trust, limited liability company, unincorporated organization, estate, trust or other entity.

         "PROPORTIONATE NUMBER" means, with respect to any holder of ISN Units, a fraction, the numerator of which is the number of shares of Newco Common Stock issued such holder pursuant to Section 2.2(b), and the denominator of which is the total number of shares of Newco Common Stock issued pursuant to Section 2.2(b).

         "PROPRIETARY RIGHTS ASSIGNMENT AND NON-DISCLOSURE AGREEMENT" means the form of Employee Confidentiality and Invention Assignment Agreement of the Company, and any revised versions thereof, in the form provided by the Company to Parent on or prior to the date of the Original Merger Agreement, pursuant to which, among other things, each employee or consultant that is a signatory thereto agrees (i) to irrevocably assign all right title and interest in any work, invention or technology developed by such employee or consultant during the term of his employment or consultancy to the Company, (ii) that any work created by such employee or consultant during the term of his employment or consultancy to the Company are work-for-hire and any authorship shall vest in the Company, (iii) that the employee shall execute any documents necessary for the Company to perfect its ownership in such works, inventions, or technology, including without limitation, any patent application, patent assignment forms or copyright assignment forms and (iv) that they shall not disclose any confidential information to any third party outside of the Company without the prior written consent of the Company, except confidential information that is already publicly disclosed, independently developed, or if so directed by legal process.

         "QUALIFIED ALTERNATE TRANSACTION PROPOSAL" means a bona fide written proposal made by a Third Party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction, in exchange for cash and/or securities, at least 75% of the outstanding shares of Company Common Stock on terms which the Board of Directors of the Company determines in good faith (after receipt of a written opinion of a nationally recognized independent financial advisor, and after taking into account all legal, financial and regulatory aspects of such proposal, the identity of the Third Party making the proposal, the strategic benefits to be derived from the Transactions and the long-term prospects of Newco and its Subsidiaries) to be (a) more favorable to the Company's stockholders than the Transactions from a financial point of view, (b) reasonably capable of being financed and (c) not subject to any material contingencies relating to financing.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "SEC" means the Securities and Exchange Commission.

         "SUBSIDIARY" of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either directly or through or together with any other Subsidiary of such Person), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity.

         "THIRD PARTY" means any Person other than USA, ISN, Parent or the Company or any of their respective controlled Affiliates.

         "TRANSACTION DOCUMENTS" shall mean this Agreement and each of the agreements and instruments contemplated hereby or thereby, including the Agreement of Merger, the Officer's Certificates, the Stockholders Agreement, the Registration Rights Agreement, the Media Commitment, the Media Warrants, the License Agreement, the Credit Agreement, the Option Agreement and all documents, instruments or agreements attached to or contemplated by any of the foregoing.

         "TRANSACTIONS" means, collectively, the transactions contemplated by this Agreement and the other Transaction Documents.

         "WARRANT AGREEMENTS" means any agreement pursuant to which a Company Warrant was issued that is listed in Section 3.1(c) of the Company Disclosure Schedule, in each case in the form provided by the Company to Parent on or prior to the date of the Original Merger Agreement.


                                CROSS-REFERENCES
                                ----------------

Each of the following terms shall have the meaning ascribed thereto in the Section set forth opposite such term:


Term                                                           Section
----                                                           -------

Agreement......................................................Recitals, 1.1(b)
Appraisal Rights...............................................2.3(a)
Black Scholes Option...........................................1.8(a)
California Law.................................................1.1(a)
Cash Out Elections.............................................1.8(a)
Certificates...................................................2.2(b)
Claim..........................................................5.2(a)
Closing........................................................1.4

Term                                                           Section
----                                                           -------

Closing Date...................................................1.4
Code...........................................................Recitals
Company........................................................Recitals
Company Benefit Plans..........................................3.1(l)(i)
Company Certificates...........................................2.1(b)
Company Common Stock...........................................Recitals
Company Governmental Approvals.................................3.1(g)(i)
Company Merger.................................................Recitals
Company Merger Securities......................................2.1(b)
Company Merger Sub.............................................Recitals
Company Merger Sub Common Stock................................2.1
Company Permits................................................3.1(f)
Company Required Consents......................................3.1(g)(ii)
Company SEC Documents..........................................3.1(d)
Confidentiality Agreement......................................8.9
Covered Person.................................................5.2(a)
Credit Agreement...............................................Recitals
DGCL...........................................................1.1(a)
Delaware LLC Act...............................................1.1(a)
Dissenting Shareholders........................................2.3
Dissenting Shares..............................................2.3
Effective Time.................................................1.5
Environmental Laws.............................................3.1(o)
ERISA..........................................................3.1(l)(i)
Exchange Agent.................................................2.2(a)
Exchange Fund..................................................2.2(a)
Infoseek Litigation............................................4.2(g)
IP Licenses....................................................3.1(m)(i)(B)
ISN............................................................Recitals
ISN Benefit Plans..............................................3.2(l)(i)
ISN Certificates...............................................2.2(b)
ISN Class A Merger Securities..................................2.2(b)
ISN Class B Merger Securities..................................2.2(b)
ISN Merger.....................................................Recitals
ISN Merger Securities..........................................2.2(b)
ISN Merger Sub.................................................Recitals
ISN Merger Sub Units...........................................2.2
ISN Permits....................................................3.2(f)
ISN Stock Options..............................................3.2(c)
Key Employee...................................................3.1(y)
License Agreement..............................................4.2(e)

Term                                                           Section
----                                                           -------

Liens..........................................................3.1(a)
Losses.........................................................5.2(a)
Maximum Premium................................................5.2(c)
Measurement Time...............................................2.3(a)
Media Commitment...............................................4.2(d)
Media Warrant..................................................4.2(d)
Mergers........................................................Recitals
Merger Subs....................................................Recitals
Newco..........................................................1.1(a)
Newco Class A Common Stock.....................................Recitals
Option Agreement...............................................Recitals
Original Merger Agreement......................................Recitals
Parent.........................................................Recitals
Parent Governmental Approvals..................................3.2(g)(i)
Parent Required Consents.......................................3.2(g)(ii)
Payment........................................................3.1(w), 3.2(u)
Principal Company Stockholder..................................Recitals
Proposed Intellectual Property Agreements......................3.1(m)(i)(D)
Proxy Statement/Prospectus.....................................3.1(t)
Recommendation.................................................3.1(q)
Registration Rights Agreement..................................Recitals
Registration Statement.........................................3.1(t)
Required Shareholder Approval..................................3.1(e)
Rule 145 Affiliate Agreement...................................5.11
Rule 145 Affiliates............................................5.11
SARs...........................................................3.1(c)
Software.......................................................Recitals
Specified Number...............................................1.8(c)
Stockholders Agreement.........................................Recitals
Stockholders' Meeting..........................................5.5
Surviving Corporation..........................................1.3
Surviving LLC..................................................1.2
Systems........................................................3.1(m)(vii)
Tax............................................................3.1(j)(i)
Tax Return.....................................................3.1(j)(ii)
Technology.....................................................Recitals
Term Loan Facility.............................................Recitals
Termination Fee................................................8.3(b)(ii)
USA............................................................Recitals
Voting Agreement...............................................Recitals
Waiver Agreement...............................................Recitals

Term                                                           Section
----                                                           -------

WARN...........................................................3.1(l)(xiii)
Year 2000 Compliant............................................3.1(m)(vii)


                                    ARTICLE 1

                                   THE MERGERS

         Section 1.1 FORMATION OF NEWCO AND MERGER SUBS.

                  (a) As promptly as practicable following the execution of this Agreement, Parent shall cause a corporation ("NEWCO") to be organized under the Delaware General Corporation Law (the "DGCL"), shall cause Company Merger Sub to be organized as a corporation under the California General Corporation Law ("CALIFORNIA LAW") and shall cause ISN Merger Sub to be organized as a limited liability company under the Delaware Limited Liability Company Act (the "DELAWARE LLC ACT"). The Certificate of Incorporation and By-laws of Newco shall be substantially in the forms attached hereto as EXHIBIT D and the Articles of Incorporation and By-laws of Company Merger Sub and Certificate of Formation and the Limited Liability Company Agreement of ISN Merger Sub shall be as reasonably agreed to by Parent and the Company prior to the Effective Time. The officers and directors of Newco and Company Merger Sub as of the Effective Time and the officers of ISN Merger Sub will be determined by Parent subject, with respect to Newco, to the provisions of the Stockholders Agreement.

                  (b) As promptly as practicable following the execution of this Agreement and the organization of Newco and the Merger Subs pursuant to Section 1.1(a), Parent shall take all steps necessary (i) to cause the directors of Newco and Company Merger Sub to ratify and approve this Agreement, the Agreement of Merger, the Mergers and the other Transactions, (ii) to cause Newco, as the sole member of ISN Merger Sub, to ratify and approve this Agreement, the Certificate of Merger, the Mergers and the other Transactions, (iii) to cause the Agreement of Merger to be executed on behalf of Newco and Company Merger Sub, (iv) to cause the Certificate of Merger to be executed on behalf of Newco and ISN Merger Sub, (v) to cause Newco, as the sole stockholder of Company Merger Sub, to adopt and approve this Agreement, the Agreement of Merger, the Mergers and the other Transactions and (vi) to approve, as the sole stockholder of Newco, the issuance of Newco Common Stock in connection with the Mergers. Unless the context otherwise requires, the term "AGREEMENT" as used herein refers collectively to this Agreement, the Agreement of Merger and the Certificate of Merger.

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         Section 1.2 THE ISN MERGER. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware LLC Act, ISN Merger Sub shall be merged with and into ISN at the Effective Time. Upon and after the Effective Time, the separate existence of ISN Merger Sub shall cease and ISN shall be the surviving entity in the ISN Merger (the "SURVIVING LLC"). In accordance with the Delaware LLC Act, all of the rights, privileges, powers, immunities, purposes and franchises of ISN and ISN Merger Sub shall vest in the Surviving LLC and all of the Liabilities and duties of ISN and ISN Merger Sub shall become the Liabilities and duties of the Surviving LLC.

         Section 1.3 THE COMPANY MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with California Law, Company Merger Sub shall be merged with and into the Company at the Effective Time. Upon and after the Effective Time, the separate corporate existence of Company Merger Sub shall cease and the Company shall be the surviving corporation in the Company Merger (the "SURVIVING CORPORATION"). In accordance with California Law, all of the rights, privileges, powers, immunities, purposes and franchises of the Company and Company Merger Sub shall vest in the Surviving Corporation and all of the Liabilities and duties of the Company and Company Merger Sub shall become the Liabilities and duties of the Surviving Corporation.

         Section 1.4 CLOSING. The closing of the Mergers (the "CLOSING") shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison at 10:00 a.m. on the first Business Day on which each of the conditions set forth in
Article 5 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) have been satisfied or waived by the party entitled to the benefit of such conditions or at such other place, time and date as the Company and Parent may agree. The time and date upon which the Closing occurs is referred to herein as the "CLOSING DATE."

         Section 1.5 EFFECTIVE TIME. On the Closing Date (or on such other date as the Company, Parent and ISN may agree), the Company, Parent and ISN (a) shall cause the Company Merger to be consummated by executing, delivering and filing (or by causing the execution, delivery and filing of) the Agreement of Merger and a duly executed Officer's Certificate of each of Company Merger Sub and the Company (accompanied by a certificate of satisfaction of the California Franchise Tax Board (if required) for Company Merger Sub), with the Secretary of State of the State of California in accordance with the relevant provisions of California Law and shall make all other filings or recordings required in connection herewith under California Law and (b) shall cause the ISN Merger to be consummated by executing, delivering and filing (or by causing the execution, delivery and filing of) the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the Delaware LLC Act and shall make all other filings or recordings

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required in connection herewith under the Delaware LLC Act. The Mergers shall become effective at such time as both the Agreement of Merger and the Certificate of Merger are duly filed, or at such later time as is specified in the Certificate of Merger and the Agreement of Merger and the Officer's Certificate and in accordance with the Delaware LLC Act and California Law (the "EFFECTIVE TIME").

         Section 1.6 ARTICLES OF INCORPORATION; BY-LAWS AND LLC AGREEMENT. The Articles of Incorporation of Company Merger Sub in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with its terms and applicable Law; PROVIDED, HOWEVER, that at the Effective Time, Article I of such Articles of Incorporation shall be amended by virtue of this Agreement to read as follows: "The name of the corporation is Styleclick.com Inc." The By-laws of Company Merger Sub in effect at the Effective Time shall be the By-laws of the Surviving Corporation until amended in accordance with its terms and applicable law. The Certificate of Formation of ISN Merger Sub in effect at the Effective Time shall be the Certificate of Formation of the Surviving LLC until amended in accordance with its terms and applicable law; PROVIDED, HOWEVER, that at the Effective Time,
Article I of such Certificate of Formation shall be amended by virtue of this Agreement to read as follows: "The name of the limited liability company (hereinafter called the "limited liability company") is Internet Shopping Network LLC." The Limited Liability Company Agreement of ISN Merger Sub in effect at the Effective Time shall be the Limited Liability Company Agreement of the Surviving LLC until amended in accordance with its terms and applicable Law.

         Section 1.7 DIRECTORS AND OFFICERS. The directors and officers of Company Merger Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation as of the Effective Time and until their successors are duly elected or appointed and qualified in accordance with applicable Law. The officers of ISN Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving LLC as of the Effective Time and until their successors are duly elected or appointed and qualified in accordance with applicable Law.

         Section 1.8 CALCULATION OF SPECIFIED NUMBER; ANTI-DILUTION ADJUSTMENT.

                  (a) If on or prior to the Effective Time, any holder of an April 1999 Warrant has exercised its right (each a "BLACK SCHOLES OPTION") to receive cash in exchange for such April 1999 Warrant as a result of the Transactions, then the Company shall promptly (and in any event prior to the Effective Time) notify Parent in writing of each such exercise (the "CASH OUT ELECTIONS"), which notice shall include the amount of cash payable to each such holder. At Closing, each holder of ISN Units (other than Parent) shall be entitled to receive a number of shares of Class A Common

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Stock equal to the Specified Number multiplied by such holder's Proportionate
Number and Parent shall be entitled to receive a number of shares of Class B Common Stock equal to the Specified Number multiplied by Parent's Proportionate Number. Any issuance pursuant to the preceding sentence shall be in addition to any other shares issuable to such holders pursuant to this Agreement.

                  (b) If at any time following the Effective Time, Newco or the Surviving Corporation becomes obligated to pay any cash in respect of any exercise of a Black Scholes Option as a result of the Transactions that was not reflected in the calculation of the Specified Number pursuant to Section 1.8(a), then the Specified Number shall be calculated in accordance with the formula set forth in Section 1.8(c) and Newco shall issue to holders of ISN Units such additional number of shares of Newco Common Stock calculated as follows: each holder of ISN Units (other than Parent) shall be entitled to receive a number of shares of Class A Common Stock equal to the Specified Number multiplied by such holder's Proportionate Number and Parent shall be entitled to receive a number of shares of Class B Common Stock equal to the Specified Number multiplied by Parent's Proportionate Number. Any issuance pursuant to the preceding sentence shall be in addition to any other shares issuable to such holders pursuant to this Agreement.

                  (c)      S = (CD/$11.50) * 3

         Where, as of any date:

                  S =      the Specified Number as of such date

                  CD = the aggregate amount of cash paid or payable on or prior to such date by the Company (and, after the Mergers, Newco or the Surviving Corporation) to holders of April 1999 Warrants in respect of any Black Scholes Option, which, in the case of any determination made at or prior to the Effective Time, shall be the aggregate amounts set forth in all Cash Out Elections received by Parent on or prior to the Effective Time.

                  (d) The parties shall take all reasonable action necessary to cause Newco to reserve for issuance a sufficient number of shares of Newco Common Stock for deliveries required pursuant to this Section 1.8.

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                                    ARTICLE 2

                     EFFECT OF THE MERGERS ON THE EQUITY OF
               THE CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES

         Section 2.1 EFFECT OF COMPANY MERGER. At the Effective Time, by virtue of the Company Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of Common Stock of Company Merger Sub ("COMPANY MERGER SUB COMMON STOCK"):

                  (a) EFFECT OF COMPANY MERGER ON SHARES OF COMPANY MERGER SUB COMMON STOCK. Each issued and outstanding share of Company Merger Sub Common Stock shall be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving Corporation and, as converted, shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

                  (b) CONVERSION OF SHARES OF COMPANY COMMON STOCK. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock that are owned by the Company or any Subsidiary of the Company) shall be converted into the right to receive one share of Newco Class A Common Stock (the "COMPANY MERGER SECURITIES"). At the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (collectively, the "COMPANY CERTIFICATES") shall cease to have any rights with respect thereto, except the right to receive the Company Merger Securities to be issued in consideration therefor upon surrender of such certificate in accordance with Section 2.3, without interest.

                  (c) CANCELLATION OF COMPANY-OWNED STOCK. Each share of Company Common Stock that is owned by the Company or any of its Subsidiaries immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

         Section 2.2 EFFECT OF ISN MERGER. At the Effective Time, by virtue of the ISN Merger and without any action on the part of the holder of any ISN Units or any limited liability company interests of ISN Merger Sub (the "ISN MERGER SUB UNITS"):

                  (a) EFFECT OF ISN MERGER ON ISN MERGER SUB UNITS. All of the issued and outstanding ISN Merger Sub Units shall be converted into and become all of the issued and outstanding limited liability company interests of the Surviving LLC.

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                  (b) CONVERSION OF ISN UNITS. Each ISN Unit issued and
outstanding immediately prior to the Effective Time (other than ISN Units that are owned by Parent) shall be converted into the right to receive 0.601 shares of Newco Class A Common Stock (the "ISN CLASS A MERGER SECURITIES"). Each ISN Unit owned by Parent immediately prior to the Effective Time shall be converted into the right to receive 0.601 shares of Newco Class B Common Stock plus, in the aggregate, the number of shares of Newco Class B Common Stock payable pursuant to Section 2.9 (the "ISN CLASS B MERGER SECURITIES" and, collectively with the ISN Class A Merger Securities, the "ISN MERGER SECURITIES"). At the Effective Time, all ISN Units shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented outstanding ISN Units (collectively, the "ISN CERTIFICATES" and collectively with the Company Certificates, the "CERTIFICATES") shall cease to have any rights with respect thereto, except the right to receive the applicable ISN Merger Securities with respect thereto and any cash in lieu of fractional shares of applicable Newco Common Stock with respect thereto to be issued in consideration therefor and any dividends or other distributions to which holders of ISN Units become untitled upon surrender of such Certificate in accordance with Section 2.3, without interest.

         Section 2.3 EXCHANGE OF CERTIFICATES.

                  (a) EXCHANGE AGENT. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as exchange agent in the Mergers (the "EXCHANGE AGENT") for purposes of effecting the exchange for the Company Merger Securities and the ISN Merger Securities. At the Effective Time, Parent shall cause Newco to deposit with the Exchange Agent, for the benefit of the holders of Certificates, the number of shares of Newco Common Stock issuable pursuant to Section 2.1(b) and 2.2(b). Parent agrees to cause Newco to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of factional shares pursuant to Section 2.3(e) and any dividends or other distributions pursuant to this Section 2.3(b). For purposes of this Agreement, shares of Newco Common Stock comprising the Company Merger Securities and the ISN Merger Securities, any cash in lieu of fractional shares with respect thereto and any dividends or distributions with respect thereto are hereinafter referred to as the "EXCHANGE FUND." The Exchange Agent shall, pursuant to irrevocable instructions, deliver the shares of Newco Common Stock comprising the Company Merger Securities and the ISN Merger Securities in accordance with Section 2.3(b).

                  (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Surviving Corporation and the Surviving LLC shall instruct the Exchange Agent to mail to each holder of record of a Certificate or Certificates whose Company Common Stock or ISN Units were converted into the right to receive the Company Merger Securities or the ISN Merger Securities pursuant to

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Section 2.1(b) or 2.2(b) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, in such form and with other provisions as the Surviving Corporation and the Surviving LLC may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Newco Common Stock comprising the Company Merger Securities and the ISN Merger Securities, together with any dividends and other distributions with respect thereto and any cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as reasonably may be required by the Exchange Agent, and acceptance thereof by the Exchange Agent, each holder of a Certificate shall be entitled to receive in exchange therefor
(A) a certificate representing the shares of Newco Common Stock comprising the Company Merger Securities and the ISN Merger Securities that such holder has the right to receive pursuant to the provisions of this Article 2 and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article 2, including cash in lieu of fractional shares pursuant to Section 2.3(e) and dividends and other distributions pursuant to this Section 2.3(b). The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices, and the Certificate so surrendered shall forthwith be canceled. After the Effective Time, there shall be no further transfer of Certificates on the books and records of the Company or its transfer agent or ISN and, if such Certificates are presented to the Company or its transfer agent or ISN for transfer, they shall be canceled against delivery of certificates representing the shares of Newco Common Stock comprising the Company Merger Securities or the ISN Merger Securities and any cash payable pursuant to this Section 2.3(b) or
Section 2.3(e) that such holder has the right to receive pursuant to the provisions of this Article 2, and the Certificate so surrendered shall forthwith be canceled. If any certificates for shares of Newco Common Stock are to be issued in a name other than that in which the Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with the signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such exchange shall pay to Newco or its transfer agent any transfer or other taxes required by reason of the issuance of certificates representing such shares of Newco Common Stock in a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of Newco or its transfer agent that such tax has been paid or is not required to be paid under applicable Law. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender certificates representing the shares of Newco Common Stock to which such holder is entitled and cash and other dividends, distributions or payments as contemplated by this
Article 2. Subject to applicable Law, following surrender of any

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such Certificate, there shall be paid to the record holder thereof, the certificates representing the shares of Newco Common Stock issued in exchange therefor, as well as, (x) at the time of such surrender, the amount of cash payable in lieu of fractional shares pursuant to Section 2.3(e), (y) at the time of such surrender, the amount of dividends or other distributions or payments with a record date after the Effective Time theretofore paid with respect to such shares of Newco Common Stock, and (z) at the appropriate payment date, the amount of dividends or other distributions or payments with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Newco Common Stock. In no event shall Persons entitled to receive such dividends, distributions or payments be entitled to receive any interest thereon.

                  (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions or payments declared or made after the Effective Time with respect to Newco Common Stock, with a record date after the Effective Time, and no cash payment in lieu of fractional shares shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Newco Common Stock represented thereby until the holder of record of such Certificate has surrendered such Certificate.

                  (d) NO FURTHER OWNERSHIP RIGHTS. The shares of Newco Common Stock comprising the Company Merger Securities and the ISN Merger Securities issued upon the surrender for exchange of Certificates in accordance with the terms of this Article 2, together with any dividends, distributions or payments contemplated by Section 2.3(b) shall be deemed to have been issued (and paid) in full satisfaction of all rights in respect of the shares of Company Common Stock or ISN Units theretofore represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Surviving LLC or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 2.

                  (e) NO FRACTIONAL SHARES OF NEWCO COMMON STOCK.

                           (i) No certificates or scrip or shares of Newco
Common Stock representing fractional shares of Newco Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Newco or a holder of shares of Newco Common Stock.

                           (ii) Notwithstanding any other provision of this
Agreement, each holder of ISN Units exchanged pursuant to the ISN Merger who would otherwise have been entitled to receive a fraction of a share of Newco Common Stock (determined after taking into account all ISN Certificates delivered by such

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holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (A) such fractional part of a share of Newco Common Stock, multiplied by (B) the closing bid price for a share of Newco Class A Common Stock as reported on NASDAQ on the first trading day following the date on which the Effective Time occurs. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange agent shall so notify Newco, and Newco shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

                  (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund, including any shares of Newco Class A Common Stock attributable to Dissenting Shares, which remains undistributed for six months after the Effective Time shall be delivered to Newco, upon demand, and any former stockholders of the Company or former unitholders of ISN who have not theretofore complied with this Article 2 shall thereafter look only to Newco for payment of their claim for any Company Merger Securities or ISN Merger Securities and any cash in lieu of fractional shares of Newco Common Stock to which such holders are entitled pursuant to Section 2.3(e) any dividends or distributions or other payments with respect to shares of Newco Common Stock to which such holders are entitled pursuant to Section 3.3(b). If any Certificates have not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Company Merger Securities or ISN Merger Securities in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of Newco, free and clear of all claims or interests of any Person previously entitled to such amounts.

                  (g) NO LIABILITY. None of Newco, the Surviving Corporation, the Surviving LLC, the Exchange Agent or any other Person shall be liable to any Person in respect of any shares of Newco Common Stock comprising the Company Merger Securities or ISN Merger Securities delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (h) INVESTMENT OF THE EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Newco on a daily basis; PROVIDED THAT no such investment or loss thereon shall affect the amount payable to holders of Company Common Stock or ISN Units pursuant to this Article
2. Any interest or other income resulting from such investments shall be promptly paid to Newco.

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         Section 2.4 APPRAISAL RIGHTS.

                  (a) Notwithstanding anything in this Agreement to the contrary, shares ("DISSENTING SHARES") of Company Common Stock outstanding immediately prior to the Effective Time and held by any holder who is entitled to demand, and who properly demands, appraisal for such shares in accordance with Section 1300 et seq. of California Law and is otherwise entitled to the protections afforded a "dissenting shareholder" as such term is used in such sections of California Law (collectively, the "DISSENTING SHAREHOLDERS"), shall not be converted as provided in Section 2.1, unless such holder fails to perfect or otherwise loses any rights to appraisal of such Dissenting Shares under, and shall otherwise cease to be a "dissenting shareholder" as provided in, such sections of California Law. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive Company Merger Securities. The Company shall give ISN (i) prompt written notice of any demands for appraisal or payment, and any withdrawals of such demands, received by the Company and any other related instruments served pursuant to California Law and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment under California Law. The Company shall not, except with the prior written consent of ISN, enter into any agreement or settlement with any Dissenting Shareholder or otherwise make any payment with respect to any demands for appraisal or payment or negotiate, offer to settle or settle any such demands.

                  (b) If at any time (the "MEASUREMENT TIME") following the Effective Time, Newco or the Surviving Corporation becomes obligated to pay any cash in respect of any exercise by a Dissenting Shareholder of its appraisal rights under California Law in respect of any Dissenting Shares as a result of the Transactions ("APPRAISAL RIGHTS"), then the Appraisal Number shall be calculated in accordance with the formula set forth in Section 2.4(c) and Newco shall issue (i) to Parent, the number of shares of Class B Common Stock as is equal to the Appraisal Number multiplied by Parent's Proportionate Number and
(ii) to ISN unitholders other than Parent, the number of shares of Class A Common Stock as is equal to the Appraisal Number multiplied by such holder's Proportionate Number.

                  (c)      A = [(CD/$11.50) - S] * 3

         Where, as of a Measurement Time:

                  A  =     the Appraisal Number as of such time

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                  CD =     the aggregate amount of cash paid or payable as of
                           the Measurement Time by Newco or the Surviving Corporation to Dissenting Shareholders by reason of the exercise of any Appraisal Right in respect of Dissenting Shares.

                  S  =     the aggregate number of shares purchased from
                           Dissenting Shareholders.

                  (d) The parties shall take all reasonable action to cause Newco to reserve for issuance a sufficient number of shares of Newco Common Stock for delivery pursuant to Section 2.4(c).

         Section 2.5 TREATMENT OF STOCK OPTIONS AND WARRANTS.

                  (a) The Company and ISN shall take such actions as are necessary to provide that at the Effective Time each outstanding Company Stock Option and Company Warrant that is not canceled in accordance with its terms as a result of the Mergers shall be assumed by Newco and converted into an option or warrant, as the case may be, to purchase the same number of shares of Newco Class A Common Stock at the same per share exercise price as applied to the Company Stock Option or Company Warrant, as the case may be, prior to such conversion. Following the Effective Time, each Company Stock Option and Company Warrant shall continue to have, and shall be subject to, the same terms and conditions as set forth in the Company Option Plan, the Warrant Agreements and any other agreement pursuant to which such Company Stock Option or Company Warrant was subject immediately prior to the Effective Time, as the case may be.

                  (b) The Company and ISN shall take such actions as are necessary to provide that at the Effective Time each outstanding ISN Stock Option that is not canceled in accordance with its terms as a result of the Mergers shall be assumed by Newco and converted into an option to purchase .601 shares of Newco Class A Common Stock at a per share exercise price equal to the product of 1.664 and the per share exercise price of the ISN Stock Option prior to such conversion. Following the Effective Time, each ISN Stock Option shall continue to have, and shall be subject to, the same terms and conditions as set forth in the ISN Option Plan, and any other agreement pursuant to which such ISN Stock Option was subject immediately prior to the Effective Time, as the case may be, and as the same may be amended or waived from time to time in accordance therewith.

                  (c) As soon as practicable following the date of the Original Merger Agreement, the Company shall deliver to the holders of the Company Stock Options and holders of the Company Warrants appropriate notices setting forth such

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holders' rights after giving effect to the Company Merger and the provisions set forth above. At or prior to the Effective Time, the Company shall make such amendments and take such other actions, if any, to the Company Option Plan, the Warrant Agreements or such other agreements pursuant to which the Company Stock Options or the Company Warrants were issued as shall be necessary to permit the assumption and adjustment referred to in this Section 2.5, subject in each case to the approval of Parent.

                  (d) As soon as practicable following the date of the Original Merger Agreement, ISN shall deliver to the holders of the ISN Stock Options appropriate notices setting forth such holders' rights after giving effect to the ISN Merger and the provisions set forth above. At or prior to the Effective Time, ISN shall make such amendments and take such other actions, if any, to the ISN Option Plan or any agreements pursuant to which the ISN Stock Options were issued as shall be necessary to permit the assumption and adjustment referred to in this Section 2.5.

                  (e) It is the intention of the parties that, to the extent any Company Stock Option or ISN Stock Option constituted an incentive stock option immediately prior to the Effective Time, such option shall continue to qualify as an incentive stock option to the maximum extent permitted by Section 422 of the Code, and that the assumption of the Company Stock Options and ISN Stock Options provided by this Section 2.5 satisfy the conditions set forth in Section 424(a) of the Code. Newco shall comply with the terms of the Company Option Plan and ensure, to the extent required by, and subject to the provisions of such Company Option Plan, that the Company Stock Options and ISN Stock Options that qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time.

                  (f) Newco shall take all corporate action necessary to establish a stock option plan and to reserve for issuance thereunder a sufficient number of shares of Newco Class A Common Stock for delivery upon exercise of the Company Stock Options, the Company Warrants and the ISN Stock Options at and after the Effective Time and such additional shares for future option grants as shall be determined by the Board of Directors of Newco.

         Section 2.6 ADJUSTMENTS. If, prior to the Effective Time, any change in the number of outstanding shares of Company Common Stock or ISN Units shall occur, including by reason of any reclassification, recapitalization, stock dividend, stock split or combination, exchange or readjustment of shares of Company Common Stock or ISN Units, or any stock dividend thereon with a record date prior to the Effective Time, the Company Merger Securities and the ISN Merger Securities and any other amounts payable pursuant to this Agreement, as the case may be, shall be appropriately adjusted.

         Section 2.7 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Surviving LLC, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation or the Surviving LLC may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such affidavit claiming such Certificate is lost, stolen or destroyed, the Company Merger Securities or the ISN Merger Securities, to be paid in respect of the shares of Company Common Stock or ISN Units represented by such Certificate, any cash in lieu of fractional shares of Newco Common Stock and any unpaid dividends and distributions on shares of Newco Common Stock deliverable in respect thereof, each as contemplated by this Article 2.

         Section 2.8 WITHHOLDING RIGHTS. Each of Newco, the Surviving Corporation, the Surviving LLC and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or ISN Units such amounts as Newco, the Surviving Corporation, the Surviving LLC or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Newco, the Surviving Corporation, the Surviving LLC or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of a Certificate in respect of which such deduction and withholding was made by Newco, the Surviving Corporation, the Surviving LLC or the Exchange Agent.

         Section 2.9 ADDITIONAL SHARES PAYABLE TO PARENT. The parties acknowledge that the conversion ratios set forth in Section 2.2(b) contemplate issuances of ISN Units to certain holders of options to purchase stock in ISN's predecessor company. If any such holder elects to receive cash in lieu of the ISN Units offered to such holder, Parent shall make such cash payment on behalf of ISN and shall be entitled to receive a number of shares of Class B Common Stock equal to the product of 0.601, multiplied by the number of ISN Units to which such holder would otherwise be entitled.

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

         Section 3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to ISN and Parent that, as of the date of the Original Merger Agreement:

                  (a) ORGANIZATION, STANDING AND CORPORATE POWER; SUBSIDIARIES. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect with respect to the Company. Section 3.1(a) of the Company Disclosure Schedule sets forth, as of the date of the Original Merger Agreement, a true and complete list of all of the Company's Subsidiaries, including (x) the jurisdiction of incorporation of each such Subsidiary and (y) the percentage of each such Subsidiary's outstanding capital stock, and the nature of such capital stock, owned by the Company and/or another Subsidiary of the Company, as the case may be. All of the outstanding shares of capital stock in each of the Subsidiaries of the Company are duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Section 3.1(a) of the Company Disclosure Schedule, are owned (of record and beneficially) by the Company and/or by another Subsidiary of the Company, as the case may be, free and clear of all pledges, claims, options, rights of first refusal, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "LIENS"), and are not subject to preemptive rights created by statute, such Subsidiary's Articles of Incorporation or By-laws (or similar constituent documents) or any agreement to which such Subsidiary is a party or by which such Subsidiary is bound. Other than as set forth in Section 3.1(a) of the Company Disclosure Schedule, the Company does not directly or indirectly own any Equity Securities in any Person.

                  (b) ARTICLES OF INCORPORATION AND BY-LAWS. Complete and correct copies of the Articles of Incorporation and By-laws, each as amended to the date of the Original Merger Agreement, of the Company and each of its Subsidiaries have been delivered to Parent. The Articles of Incorporation and By-laws of the Company and each of its Subsidiaries are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any provision of its Articles of Incorporation or By-laws.

                  (c) CAPITALIZATION. As of the date of the Original Merger Agreement, the authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock, of which (i) 7,716,930 shares were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, whether created by statute, the Articles of Incorporation or By-Laws of the Company or any agreement to which the Company is party or bound or otherwise, (ii) 2,500,000 shares were reserved for future issuance pursuant to the Company Option Plan, (iii) 2,386,269 shares were reserved for future issuance pursuant to the Warrant Agreements; and (iv) no shares were held in the treasury of the Company or by its Subsidiaries.

         Section 3.1(c) of the Company Disclosure Schedule sets forth, (v) the Persons to whom Company Stock Options or Company Warrants have been granted, (w) the exercise price for the Company Stock Options or the Company Warrants held by each such Person, (x) whether such the Company Stock Options or the Company Warrants are subject to vesting and, if subject to vesting, the dates on which each such Company Stock Option or the Company Warrant vest, (y) the agreement pursuant to which such Company Stock Option or Company Warrant was issued and
(z) whether any such Company Stock Options or Company Warrants are subject to adjustment in the exercise price thereof or subject to rights of the holders thereof to receive any property (including cash) other than (A) prior to the Effective Time, shares of Company Common Stock and (B) following the Effective Time, shares of Newco Class A Common Stock. Section 3.1(c) of the Company Disclosure Schedule also identifies which Company Warrants are April 1999 Warrants. Except as set forth in Section 3.1(c) of the Company Disclosure Schedule, none of the Company Stock Options or the Company Warrants which are subject to vesting will vest as a result of the consummation of the Transactions. Except as described in this Section 3.1(c) of the Company Disclosure Schedule, no shares of capital stock or other Equity Securities of the Company are authorized, issued or outstanding, or reserved for any other purpose, and there are no options, warrants or other rights (including Registration rights), agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party relating to the issued or unissued capital stock or other Equity Securities or ownership interests of the Company or any of its Subsidiaries or with respect to any stock appreciation right or similar derivative security or instrument ("SARS"), or obligating the Company or any of its Subsidiaries to grant, issue or sell any Equity Securities or any SARs of the Company or any of its Subsidiaries, by sale, lease, license or otherwise. Other than pursuant to or as contemplated by the Credit Agreement, there is no outstanding Debt of the Company, except up to $0.5 million of Debt incurred in the ordinary course of business, and none of the Debt provides the holders with the right to vote or is otherwise convertible into or exercisable for securities having the right to vote with the stockholders of the Company on any matter. Other than as contemplated by this Agreement or as set forth in Section 3.1(c) of the Company Disclosure Schedule, there are no outstanding contractual obligations, commitments, understandings or arrangements of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock or other equity securities or ownership interests or SARs of the Company or any of its Subsidiaries.

                  (d) SEC DOCUMENTS; FINANCIAL STATEMENTS. The Company has made available to Parent a true and complete copy of each form, report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since January 1, 1997 (as such documents have since the time of their filing been amended or supplemented, the "COMPANY SEC DOCUMENTS"), which are all of the documents that the Company was required to file with the SEC since January 1, 1997. Except as set forth in Section 3.1(d) of the Company Disclosure Schedule, as of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the Company SEC Documents (including all financial statements included therein and all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Financial Statements delivered by the Company to Parent comply as to form in all material respects with applicable accounting requirements and with the rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited Financial Statements, as permitted by Exchange Act Form 10-Q) and fairly present (subject, in the case of the unaudited Financial Statements, to normal, recurring audit adjustments that, individually and in the aggregate, were not material) the financial position of the Company and its Subsidiaries as at the dates thereof and the results of each of their operations and cash flows for the periods then ended. There are no Liabilities of any kind required to be disclosed under GAAP that are not disclosed, reflected or reserved against in the Financial Statements of the Company, except for such Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Company's most recent audited Financial Statements or as set forth in Section 3.1(d) of the Company Disclosure Schedule or as would not have a Material Adverse Effect with respect to the Company.

                  (e) AUTHORITY. The Company has all requisite corporate power and authority to enter into this Agreement and each of the other Transaction Documents to which it is party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each of the other Transaction Documents to which it is party and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the other Transaction

Documents to which the Company is party or to consummate the Transactions, subject, in the case of the Company Merger, to the approval thereof by the shareholders of a majority of the issued and outstanding Company Common Stock (the "REQUIRED SHAREHOLDER APPROVAL") and the filing and recordation of the Agreement of Merger, in each case in accordance with the requirements of California Law. This Agreement and each of the other Transaction Documents to which the Company is party have been duly and validly executed and delivered by the Company and constitute a valid and binding obligation of the Company enforceable against the Company in accordance with their terms, subject, in the case of the Company Merger, to the Required Shareholder Approval and the filing and recordation of the Agreement of Merger, in each case in accordance with the requirements of California Law. To the Knowledge of the Company, as of the date of the Original Merger Agreement, the Principal Company Stockholders and Intel Corporation collectively owned of record 32.65% of the issued and outstanding shares of Company Common Stock.

                  (f) COMPLIANCE WITH APPLICABLE LAWS. Each of the Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities, except where any such failure so to hold, individually and in the aggregate, would not have a Material Adverse Effect with respect to the Company (the "COMPANY PERMITS"). The Company and its Subsidiaries are in compliance with the terms of the Company Permits in all material respects. The businesses of the Company and its Subsidiaries are not being conducted in violation of any material Law. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same.

                  (g) GOVERNMENT APPROVALS; REQUIRED CONSENTS.

                           (i) No consent, approval, authorization or action of,
declaration or filing with, or notice to, any Governmental Entity on the part of the Company is required in connection with the execution or delivery by the Company of this Agreement or any of the other Transaction Documents to which the Company is party, the consummation by the Company of the Transactions or compliance by the Company with the terms hereof or thereof, other than (A) filing the Agreement of Merger in accordance with the requirements of California Law, (B) filing the Certificate of Merger in accordance with the requirements of the Delaware LLC Act, (C) filings with the SEC and NASDAQ, (D) filings under state securities or "Blue Sky" laws, (E) filings under the HSR Act, (any such consents, approvals, authorizations, declarations, filings or notices specified in clauses (A) through (E) being referred to as the "COMPANY GOVERNMENTAL APPROVALS") and (F) such consents, approvals, authorizations, declarations, filings or notices that, individually and in the aggregate, would not have a Material Adverse Effect with respect to the Company.

                           (ii) No consent, approval, authorization or action
of, filing with, or notice to, any Person (other than a Governmental Entity) shall be required in connection with the execution or delivery by the Company of this Agreement or any of the other Transaction Documents to which the Company is party, consummation by the Company of the Transactions or compliance by the Company with the terms hereof or thereof, other than (A) as set forth in Section 3.1(g)(ii) or Section 3.1(h) of the Company Disclosure Schedule (the "COMPANY REQUIRED CONSENTS") or (B) such consents, approvals, actions, filings or notices that, individually and in the aggregate, would not have a Material Adverse Effect with respect to the Company.

                  (h) NON-CONTRAVENTION. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is party and the consummation of the Transactions do not and will not (i) contravene or conflict with or result in any violation or breach of any provision of the Articles of Incorporation or By-laws of the Company or any of its Subsidiaries, (ii) assuming all Company Governmental Approvals and Company Required Consents have been made or obtained, contravene or conflict with or result in a violation or breach of any provision of any Law or order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective assets, (iii) require any consent or other action by any Person under, constitute a default under or give rise to a right of termination, cancellation, change of any right or obligation, or acceleration of any right or obligation or to the loss of any benefit or adverse modification of the effect (including an increase in the price paid by, or cost to, the Company or any of its Subsidiaries) of, or under any provision of any agreement or other instrument to which the Company is a party or that is binding upon the Company or any of its Subsidiaries or their properties or assets or any license, franchise, permit or other similar authorization held by the Company or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except with respect to clauses
(iii) and (iv) as set forth in Section 3.1(h) of the Company Disclosure Schedule; PROVIDED, HOWEVER, that clauses (ii) through (iv) above address only those matters that, individually or in the aggregate, would have a Material Adverse Effect with respect to the Company.

                  (i) LITIGATION. As of the date of the Original Merger Agreement, except as set forth in Section 3.1(i) of the Company Disclosure Schedule, there was no suit, claim, action or proceeding pending, or, to the Knowledge of the Company, threatened against the Company or any of its Affiliates that, individually or in the aggregate, would have a Material Adverse Effect with respect to the Company, nor was there any Order of any Governmental Entity outstanding against the Company or any of its Affiliates that, individually or in the aggregate, would have a Material Adverse Effect with respect to the Company.

                  (j) TAXES AND RELATED TAX MATTERS.

                           (i) Other than Taxes that individually and in the
aggregate are not material (A) all federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, penalties with respect thereto and expenses associated with contesting any proposed adjustment related to any of the foregoing (hereinafter "TAXES" or, individually, a "TAX") required to be paid on or before the date of the Original Merger Agreement by or with respect to the Company and its Subsidiaries (or any of them) have been timely paid, and (B) any Taxes required to be paid by or with respect to the Company and its Subsidiaries (or any of them) after the date of the Original Merger Agreement and on or before the Effective Time shall be timely paid.

                           (ii) All material returns and reports required to be
filed (hereinafter "TAX RETURNS" or, individually, a "TAX RETURN") by or with respect to the Company and its Subsidiaries (or any of them) with respect to Taxes on or before the date of the Original Merger Agreement have been timely filed. All material Tax Returns required to be filed by or with respect to the Company and its Subsidiaries (or any of them) after the date of the Original Merger Agreement and on or before the Effective Time shall be prepared and timely filed, in a manner consistent with prior years and applicable laws and regulations. No penalties or other charges in a material amount are or will become due with respect to the late filing of any Tax Return of the Company or any of its Subsidiaries or payment of any Tax of the Company or any of its Subsidiaries, required to be filed or paid on or before the Effective Time.

                           (iii) With respect to all Tax Returns filed by or
with respect to the Company and any of its Subsidiaries, except as set forth in
Section 3.1(j) of the Company Disclosure Schedule, (A) the statute of limitations for the assessment of Taxes has expired with respect to all periods ending on or before August 31, 1995; (B) no audit is in progress and no extension of time has been executed with respect to any date on which any Tax Return was or is to be filed and no waiver or agreement has been executed for the extension of time for the assessment or payment of any Tax; and (C) there is no unassessed deficiency proposed or threatened against the Company or any of its Subsidiaries.

                           (iv) Neither the Company, nor any of its Subsidiaries
or Affiliates (or any of them) has taken, or agreed to take any action, that would prevent the Mergers from qualifying as tax-free events under Section 351 or
Section 368 of the Code.

                           (v) Except as set forth in Section 3.1(j) of the
Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has been or is a party to any tax sharing agreement or similar arrangement.

                           (vi) Except as set forth in Section 3.1(j) of the
Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has been part of a group of affiliated corporations that has filed a consolidated federal income tax return.

                  (k) CERTAIN AGREEMENTS. Except for this Agreement and as set forth in Section 3.1(k) and/or Section 3.1(l) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any executive officer or other key employee of the Company or any of its Subsidiaries the benefits of which are contingent, or the terms of which would be materially altered, upon the consummation of the Transactions, (iii) agreement with respect to any executive officer of the Company providing any term of employment or compensation guarantee extending beyond December 31, 2000 or for the payment of in excess of $200,000 per annum (excluding any signing bonuses, performance-based or other discretionary bonuses or expense reimbursements provided under a plan disclosed in Section 3.1(l) of the Company Disclosure Schedule) or (iv) plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which would be accelerated, by the occurrence of any of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions.

                  (l) EMPLOYEE BENEFIT PLANS; EMPLOYEE RELATIONS. The following representations and warranties contained in this Section 3.1(l) are qualified by such exceptions which, individually and in the aggregate, would not have a Material Adverse Effect with respect to the Company:

                           (i) Section 3.1(l)(i) of the Company Disclosure
Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, severance, employment, change-in- control, fringe benefit, welfare benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the

Transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which any employee or former employee of the Company has any present or future right to benefits or under which the Company has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "COMPANY BENEFIT PLANS." Where appropriate all references to the "Company" in this Section 3.1(l) refer to the Company and any member of its "controlled group" within the meaning of Section 414 of the Code.

                           (ii) The Company has, with respect to each Company
Benefit Plan, if applicable, delivered or made available to the Purchaser true and complete copies of: (i) all plan texts and agreements and related trust agreements (or other funding vehicles); (ii) the most recent summary plan descriptions and material employee communications; (iii) the most recent annual report (including all schedules thereto); (iv) the most recent annual audited financial statement and opinion; (v) if the plan is intended to qualify under Code section 401(a), the most recent determination letter received from the IRS; and (vi) all material communications with any governmental entity or agency (including the PBGC and the IRS) given or received within the past three years.

                           (iii) Except as set forth in Section 3.1(l)(iii) of
the Company Disclosure Schedule, all amounts properly accrued as liabilities to or expenses of any Company Benefit Plan have been properly reflected on the Company's most recent financial statements to the extent required by GAAP. Since the date of the Company's most recent financial statements, there has been no amendment or change in interpretation by the Company relating to any Company Benefit Plan which would materially increase the cost thereof.

                           (iv) No Company Benefit Plan is subject to either
Code section 412 or Title IV of ERISA.

                           (v) Each Company Benefit Plan is in material
compliance with all applicable Laws. Each Company Benefit Plan which is intended to qualify under Code section 401(a) has been issued a favorable determination letter by the IRS and has not been amended in a manner, and no event has occurred since such date, which would cause any such plan to fail to remain so qualified. Each Company Benefit Plan that requires registration with a relevant government body has been so registered.

                           (vi) Except as set forth in Section 3.1(l)(vi) of the
Company Disclosure Schedule, there are no actions, liens, suits or claims pending or, to Company's Knowledge, threatened (other than routine claims for benefits) with respect to any Company Benefit Plan as to which the Company has or could reasonably be expected to have any direct or indirect actual or contingent material liability.

                           (vii) Each Company Benefit Plan which is a "group
health plan" (as defined in ERISA section 607(1)) is in material compliance with the provisions of COBRA (within the meaning of Code section 4980B), Health Insurance Portability and Accountability Act and any other applicable federal, state or local Law.

                           (viii) There are no (i) Company Benefit Plans
maintained by the Company pursuant to which welfare benefits are provided to current or former employees beyond their retirement or other termination of service, other than coverage mandated by COBRA, the cost of which is fully paid by the current or former employees or their dependents; or (ii) unfunded Company Benefit Plan obligations with respect to any employee of the Company which are not fairly reflected by reserves shown on the Financial Statements of the Company.

                           (ix) Except as set forth in Section 3.1(l)(ix) of the
Company Disclosure Schedule, the consummation of the Transactions will not (i) entitle any current or former employee of the Company to severance pay, unemployment compensation or any similar payment or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, any current or former employee of the Company.

                           (x) No Company Benefit Plan is a "multiemployer plan"
or "multiple employer plan" within the meaning of the Code or ERISA or the regulations promulgated thereunder.

                           (xi) Neither the Company nor any Company Benefit
Plan, or to the Company's Knowledge any "disqualified person" (as defined in Code section 4975) or any "party in interest" (as defined in ERISA section 3(18)), has engaged in any non-exempt prohibited transaction (within the meaning of Code section 4975 or ERISA section 406) which could reasonably be expected to result in any material liability to any of the Company.

                           (xii) None of the Company's employees is represented
by a union, and to Company's Knowledge no union organizing efforts have been conducted within the last five years or were being conducted as of the date of the Original Merger Agreement. As of the date of the Original Merger Agreement, the Company did not have, nor to Company's Knowledge, was there threatened, a strike, picket, work stoppage, work slowdown or other organized labor dispute. As of the date of the Original Merger Agreement, the Company had not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, as it may have been amended from time to time ("WARN") or any similar state law.

                  (m) INTELLECTUAL PROPERTY.

                           (i) DISCLOSURE.

                                    (A) Section 3.1(m)(i)(A) or Section
         3.1(m)(i)(B) of the Company Disclosure Schedule sets forth all United States and foreign patents and patent applications, trademark and service mark registrations and applications, Internet domain name registrations and applications and copyright registrations and applications owned or licensed by the Company or any of its Subsidiaries specifying as to each item, as applicable; the nature of the item, including the title; the owner of the item; the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and the issuance, registration, or application numbers and dates.

                                    (B) Section 3.1(m)(i)(B) of the Company
         Disclosure Schedule sets forth all material licenses, sublicenses and other agreements or permissions ("IP LICENSES") under which the Company or any of its Subsidiaries is a licensor or licensee or otherwise is authorized to use or practice any Intellectual Property.

                                    (C) Except as set forth in Section
         3.1(m)(i)(C) of the Company Disclosure Schedule, all Intellectual Property that is material to the business or development of the Company has been developed by employees of the Company and all such employees have executed a Proprietary Rights Assignment and Non-Disclosure Agreement.

                                    (D) Section 3.1(m)(i)(D) of the Company
         Disclosure Schedule sets forth and describes the status of any material agreements involving Intellectual Property that were in negotiation or proposed ("PROPOSED INTELLECTUAL PROPERTY AGREEMENTS") by the Company or any of its Subsidiaries as of the date of the Original Merger Agreement.

                           (ii) OWNERSHIP. The Company and its Subsidiaries own,
free and clear of all Liens, and have the unrestricted right to use, sell or license, all Intellectual Property in their possession, except for failures to own free and clear or to have the unrestricted right to use, sell, or license that, individually and in the aggregate, would not have a Material Adverse Effect with respect to the Company and except for technology licensed to the Company and listed on Section 3.1(m)(i)(B) of the Company Disclosure Schedule. Notwithstanding the foregoing and as of the date of the Original Merger Agreement, the Company possessed free and clear of all liens or assignments, all Intellectual Property rights necessary in order for the Company to operate its business.

                           (iii) CLAIMS. Except as set forth in Section
3.2(m)(ii) of the Company Disclosure Schedule, the Company and its Affiliates have not been a party to any Claim, nor, to the Company's Knowledge, is any such Claim threatened, that challenges the validity, enforceability, ownership, or right to use, sell or license, any Intellectual Property in the possession of the Company or any of its Subsidiaries. To the Company's Knowledge, no third party is infringing upon any such Intellectual Property.

                           (iv) ADMINISTRATION AND ENFORCEMENT. The Company and
its Subsidiaries have taken all necessary and desirable actions to maintain and protect each item of Intellectual Property owned by the Company or its Subsidiaries, as the case may be, except for failures to take such actions that, individually and in the aggregate, would not have a Material Adverse Effect with respect to the Company.

                           (v) PROTECTION OF TRADE SECRETS AND TECHNOLOGY. The
Company and its Subsidiaries have taken all reasonable precautions to protect the secrecy, confidentiality and value of their respective trade secrets and the proprietary nature and value of their respective Technology, including requiring all employees and contractors to execute a Proprietary Rights Assignment and Non-Disclosure Agreement.

                           (vi) SOFTWARE. All material Software used by the
Company and its Subsidiaries performs in conformance with its documentation, except for failures to perform that, individually and in the aggregate, would not have a Material Adverse Effect with respect to the Company. The Transactions will not require any third party consents under the terms of the documentation related to the Software other than (A) as set forth in Section 3.1(m)(vi) of the Company Disclosure Schedule or (B) such consents that, individually and in the aggregate, would not have a Material Adverse Effect with respect to the Company.

                           (vii) YEAR 2000 COMPLIANCE. All Software, hardware,
databases and embedded control systems (collectively, the "SYSTEMS") used by the Company and its Subsidiaries are Year 2000 Compliant, except for failures to be Year 2000 Compliant that, individually and in the aggregate, would not have a Material Adverse Effect with respect to the Company. As used herein, the term "YEAR 2000 COMPLIANT" means that the Systems (i) accurately process date and time data (including calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and leap year calculations and (ii) operate accurately with other software and hardware that use standard date format (4 digits) for representation of the year.

                           (viii) EFFECT OF TRANSACTION. The Company and its
Subsidiaries are not, nor, as a result of the execution and delivery of this Agreement, the consummation of the Transactions or the performance of the Company's obligations hereunder, will be, in violation of any agreement relating to any Intellectual Property, except for violations that, individually and in the aggregate, would not have a Material Adverse Effect with respect to the Company. Upon consummation of the transactions, the Surviving Corporation will own all right, title and interest in and to or have a license to use all Intellectual Property on identical terms and conditions as the Company or its Subsidiaries, as the case may be, enjoyed immediately prior to such Transactions, except for failures to own or have available for use that would not have a Material Adverse Effect with respect to the Company.

                  (n) CONTRACTS. Except as set forth on Section 3.1(n) of the Company Disclosure Schedule, all material Contracts of the Company and its Subsidiaries have been filed with the SEC (whether or not required to have been filed) and the Company is not, and to the Knowledge of the Company no other parties thereto are, in default, breach or violation of any such Contracts, except for such defaults, breaches or violations that, individually and in the aggregate, would not have a Material Adverse Effect with respect to the Company. Except as set forth in Section 3.1(n) of the Company's Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract (i) restricting the ability of the Company or any of its Subsidiaries (or after the Mergers, Newco or any of its Subsidiaries) to compete in or conduct any line of business or to engage in any business in any geographic area, (ii) containing any covenants of any other person not to compete in any material respect with the Company or any of its Subsidiaries, (iii) containing any so-called "most favored nation" provisions or any similar provision requiring the Company or any of its Subsidiaries (or after the Mergers, Newco or any of its Subsidiaries) to offer a third party terms or concessions at least as favorable as offered to one or more other parties.

                  (o) ENVIRONMENTAL MATTERS. (i) the Company and each of its Subsidiaries has obtained and is in material compliance with the terms and conditions of all permits, licenses and other authorizations required under applicable federal, state, local and foreign laws, regulations and codes as currently in effect relating to pollution and protection of the environment ("ENVIRONMENTAL LAWS"); (ii) no asbestos in a friable condition or equipment containing polychlorinated biphenyls or leaking underground or above-ground storage tanks are contained in or located at any facility owned, leased or controlled by the Company or any of its Subsidiaries; (iii) the Company and each of its Subsidiaries is in material compliance with all applicable Environmental Laws, and has fully disclosed all known material past and present non-compliance with Environmental Laws, and all known past discharges, emissions, leaking or releases known to the Company of any substance or waste regulated under or defined by Environmental Laws that could reasonably be expected to form the basis of any claim, action, suit, proceeding, hearing or investigation under any applicable Environmental Laws; and (iv) neither the Company nor any of its Subsidiaries has received notice of any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that have resulted in or threaten to result in any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation under any applicable Environmental Laws; PROVIDED, HOWEVER, that clauses (i) through (iv) above address only those matters that, individually or in the aggregate, would have a Material Adverse Effect with respect to the Company.

                  (p) ABSENCE OF CERTAIN CHANGES. Except as disclosed in Section 3.1(p) of the Company Disclosure Schedule, since the date of the Company's most recent audited Financial Statements:

                           (i) there has not been any Material Adverse Change
with respect to the Company;

                           (ii) there has not been any declaration, setting
aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries or any split, combination or reclassification of any of the Company's capital stock or issuance or authorization relating to the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock;

                           (iii) there has not been any amendment to, or change
in, the Articles of Incorporation or By-laws of the Company or any of its Subsidiaries or modification through merger, liquidation, reorganization, restructuring or in any other fashion to the corporate structure or ownership of any Subsidiary of the Company;

                           (iv) there has not been any incurrence, creation or
assumption by the Company or any of its Subsidiaries of any Debt or any Lien on any material asset, and the Company has not issued or sold any debt securities or warrants or other rights to acquire any debt securities of the Company or entered into any "keep well" or other agreement to maintain any financial statement condition of another Person or entered into any arrangement having the economic effect of any of the foregoing;

                           (v) there has not been any change in any method of
accounting or accounting practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or to conform a Subsidiary's accounting policies and practices to those of the Company;

                           (vi) there has not been any sale or transfer by the
Company of any of material assets of the Company or any of its Subsidiaries, cancellation of any Debt or claims or waiver of any material rights by the Company or any of its Subsidiaries;

                           (vii) the Company has not made any loans, advances or
capital contributions to or investments in, any other Person, other than travel and entertainment advances to employees of the Company in the ordinary course of business consistent with past practices;

                           (viii) except for this Agreement and any other
Transaction Documents, the Company has not entered into any material transaction or incurred any material expenditure other than in the ordinary course of business consistent with past practice;

                           (ix) there has not been any adverse change in a
material customer or material supplier relationship, including any cancellation or termination or written notice of cancellation or termination by any material customer or material supplier of its relationship or a material portion of its relationship with the Company or any of its Subsidiaries or any material decrease in the usage or purchase of the products or services of the Company or any of its Subsidiaries by any such customer or any material decrease or limitation of services or supplies of the products or services to the Company or any of its Subsidiaries by any such supplier which would have, individually or in the aggregate, a Material Adverse Effect with respect to the Company;

                           (x) there has not been any waiver or release of any
material right of claim of the Company or any of its Subsidiaries, including any write-off or other compromise of any account receivable of the Company or any Subsidiary, other than in the ordinary course of business and consistent with past practices;

                           (xi) there has not been, to the Knowledge of the
Company, any assertion by any advertiser, subscriber and/or customer of the Company, or any of its Subsidiaries, which, if substantiated, would have a Material Adverse Effect with respect to the Company;

                           (xii) there has not been any material change in the
policies under which the Company or any of its Subsidiaries extends discounts, credits or warranties to customers or otherwise deals with its customers;

                           (xiii) there has not been any grant of exclusive
promotion or sponsorship with respect to any portion of any website of the Company or any of its Subsidiaries;

                           (xiv) the Company has not authorized for issuance,
issued, delivered, sold or agreed or committed to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of capital stock or other Equity Securities of the Company or any of its Subsidiaries;

                           (xv) except with respect to annual bonuses made in
the ordinary course of business consistent with past practice, the Company has not adopted or amended in any material respect any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or employee of the Company or any of its Subsidiaries or increase in any manner the compensation or fringe benefits of any director, officer or employee of the Company or any of its Subsidiaries or pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of any director, officer or employee of the Company or any of its Subsidiaries (in each case, except with respect to employees in the ordinary course of business consistent with past practice);

                           (xvi) there has not been any grant or transfer of any
rights of value or modify or change in any material respect any existing material license, lease, Contract or other document;

                           (xvii) the Company has not adopted a plan of complete
or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization other than as is necessary in order to effect the Transactions;

                           (xviii) the Company has not settled or compromised
any shareholder derivative suits arising out of the transactions contemplated hereby or any other litigation (whether or not commenced prior to the date of this Agreement) or settled, paid or compromised any claims not required to be paid, individually in an amount in excess of $100,000 and in the aggregate in an amount in excess of $1,000,000, other than in consultation and cooperation with Parent, and, with respect to any such settlement, with the prior written consent of Parent;

                           (xix) the Company has not entered into any
transaction or series of transactions with any Affiliate of the Company (other than a wholly owned Subsidiary of the Company) or otherwise that would be required to be disclosed pursuant to Item 404 of Regulation S-K other than on terms and conditions substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time of such transaction with a Person that is not an Affiliate of the Company;

                           (xx) there has not been any acquisition or agreement
to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any other Person or (y) any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice; and

                           (xxi) there has been no agreement by the Company,
whether written or oral, to do any of the foregoing.

                  (q) RECOMMENDATION OF BOARD OF DIRECTORS; VOTE REQUIRED. The Board of Directors of the Company has unanimously approved this Agreement and the other Transaction Documents to which the Company is party and the consummation of the Company Merger and the other Transactions and has recommended that the stockholders of the Company vote in favor of the adoption and approval of this Agreement and consummation of the Company Merger (the "RECOMMENDATION"). The Required Stockholder Approval is the only vote of the holders of any Equity Securities of the Company necessary to approve the Company Merger and the other Transactions.

                  (r) ANTI-TAKEOVER PLAN; STATE TAKEOVER STATUTES. Neither the Company nor any of its Subsidiaries has in effect any shareholder rights plan or similar device or arrangement, commonly or colloquially known as a "poison pill" or "anti-takeover" plan or any similar plan, device or arrangement and the Board of Directors of the Company has not adopted or authorized the adoption of such a plan, device or arrangement. To the best of the Company's Knowledge, no state takeover or "fair price" or "interested party" statute or similar statute or regulation applies or purports to apply to the Mergers, this Agreement or any of the Transactions.

                  (s) OPINION OF FINANCIAL ADVISOR. The Company has received the opinions of Paine Webber Incorporated and ING Baring Furman Selz LLC, dated the date of the Original Merger Agreement, to the effect that, as of such date, the consideration to be paid in the Company Merger is fair to the Company's stockholders from a financial point of view, a copy of which opinion has been delivered to Parent.

                  (t) INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Newco in connection with the issuance of the Company Merger Securities and the ISN Merger Securities (together with any amendments thereof or supplements thereto, the "REGISTRATION STATEMENT") and (ii) the proxy statement to be filed with the SEC by the Company in connection with the Stockholders' Meeting (together with any amendments thereof or supplements thereto, the "PROXY STATEMENT/PROSPECTUS") will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act or at the time the Proxy Statement/Prospectus is mailed to the Company's stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

                  (u) BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other Person retained by or on behalf of the Company is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the Transactions, except PaineWebber Incorporated and ING Baring Furman Selz LLC, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (a copy of which agreement has been delivered by the Company to Parent prior to the date of this Agreement).

                  (v) INSURANCE. The Company maintains, and has maintained, without interruption, during its existence, policies or binders of insurance covering such risk and events, including personal injury, property damage and general liability, in amounts the Company reasonably believes adequate for its business and operations and, except as set forth in Section 3.1(v) of the Company Disclosure Schedule, such policies shall not terminate as a result of the consummation of the Transactions.

                  (w) ABSENCE OF SENSITIVE PAYMENTS. To the Company's Knowledge, none of the Company, or any of its Subsidiaries or Affiliates, acting alone or together, has performed any of the following acts: (i) the making of any contribution, payment, remuneration, gift or other form of economic benefit (a "PAYMENT") to or for the private use of any governmental official, employee or agent where the Payment or the purpose of the Payment was illegal under the laws of the United States or the jurisdiction in which such payment was made, (ii) the establishment or maintenance of any unrecorded fund, asset or liability for any purpose or the making of any false or artificial entries on its books, (iii) the making of any Payment to any Person or the receipt of any Payment with the intention or understanding that any part of the Payment was to be used for any purpose other than that described in the documents supporting the Payment, or
(iv) the giving of any Payment to, or the receipt of any Payment from, any Person who was or could have been in a position to help or hinder the business of the Company or any of its Subsidiaries in connection with any actual or proposed transaction which (A) would reasonably have been expected to subject the Company or any of its Subsidiaries or

Affiliates to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (B) if not given in the past, would have had a Material Adverse Effect on the Company or (C) if it had not continued in the future, would have had a Material Adverse Effect with respect to the Company.

                  (x) AFFILIATE TRANSACTIONS. Except to the extent disclosed in any Company SEC Report, there are no other transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and the Company's Affiliates (other than wholly-owned Subsidiaries of the Company) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

         Section 3.2 REPRESENTATIONS AND WARRANTIES OF ISN AND PARENT. ISN and Parent represents and warrants to the Company that, as of the date of the Original Merger Agreement:

                  (a) ORGANIZATION, STANDING AND POWER; SUBSIDIARIES. Each of Parent and ISN is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. ISN is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect with respect to ISN. ISN has no Subsidiaries. As of the Effective Time, each of Newco and Company Merger Sub will be a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, will have all requisite corporate (or similar) power and authority to own, lease and operate its properties and to carry on its business as then being conducted and will be duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect with respect to such entity. As of the Effective Time, ISN Merger Sub will be a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, will have all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as then being conducted and will be duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect with respect to ISN Merger Sub.

                  (b) CERTIFICATE OF FORMATION AND LIMITED LIABILITY COMPANY AGREEMENT. Complete and correct copies of the Certificate of Formation and Limited Liability Company Agreement, each as amended to date, of ISN have been delivered to the Company. The Certificate of Formation and Limited Liability Company Agreement of ISN are in full force and effect. ISN is not in violation of any provision of its Certificate of Formation or Limited Liability Company Agreement. Complete and correct copies of the Certificate of Incorporation or Articles of Incorporation (as applicable) and By-laws of Newco and Company Merger Sub and the Certificate of Formation and Limited Liability Company Agreement of ISN Merger Sub will be delivered to the Company as soon as they are available but in no event later than ten (10) Business Days prior to the Effective Time. As of the Effective Time, such Certificate of Incorporation or Articles of Incorporation (as applicable) and By-laws and such Certificate of Formation and Limited Liability Company Agreement of ISN Merger Sub will be in full force and effect and Newco, Company Merger Sub and ISN Merger Sub will not be in violation of any provision thereof.

                  (c) CAPITALIZATION. Section 3.2(c) of the Parent Disclosure Schedule sets forth the number of outstanding ISN Units as of the date of this Agreement. At the Effective Time, all of the issued and outstanding capital stock of Company Merger Sub and ISN Merger Sub will be owned by Newco.

         Section 3.2(c) of the Parent Disclosure Schedule sets forth, (i) the Persons to whom ISN Stock Options have been granted, (ii) the exercise price for the ISN Stock Options held by each such Person, (iii) whether the ISN Stock Options are subject to vesting and, if subject to vesting, the dates on which each such ISN Stock Option vest and (iv) the agreement pursuant to which each such ISN Stock Option was issued. None of the ISN Stock Options are subject to being cashed-out or will vest as a result of the transactions contemplated hereby. Except as described in this Section 3.2(c) or in Section 3.2(c) of the Parent Disclosure Schedule, no ISN Units or other equity securities of ISN are authorized, issued or outstanding, or reserved for any other purpose, and there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which ISN is a party relating to the issued or unissued ISN Units or with respect to any SAR or obligating ISN to grant, issue or sell any ISN Units, by sale, lease, license or otherwise. Except as set forth in Section 3.2(c) of the Parent Disclosure Schedule, ISN has no share purchase agreements, rights plans or agreements containing similar provisions and no agreements containing anti-dilution provisions. No anti-dilution provisions will be triggered as a result of any of the transactions contemplated under this Agreement. ISN has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote with the members of ISN on any matter. The only outstanding Debt of ISN is listed in Section 3.2(c) of the Parent Disclosure Schedule, all of which will be satisfied and discharged prior to the Effective Time.

Other than as contemplated by this Agreement or as set forth in Section 3.2(c) of the Parent Disclosure Schedule, there are no outstanding contractual obligations, commitments, understandings or arrangements of ISN to repurchase, redeem or otherwise acquire or make any payment in respect of any ISN Units or SARs of ISN. At the Effective Time, Newco, ISN Merger Sub and Company Merger Sub will not have conducted any business or have any assets or liabilities other than pursuant to this Agreement or in connection with such entity's formation or qualification.

                  (d) FINANCIAL STATEMENTS. The Financial Statements of ISN have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present the financial position of ISN as at the dates thereof and the results of its operations and cash flows for the periods then ended. There are no Liabilities of any kind required to be disclosed under GAAP that are not disclosed, reflected or reserved against in the Financial Statements of ISN, except for such Liabilities incurred in the ordinary course of business consistent with past practice since the date of ISN's most recently audited Financial Statements, or as set forth in Section 3.2(d) of the ISN Disclosure Schedule or as would not have a Material Adverse Effect with respect to ISN.

                  (e) AUTHORITY. Each of ISN and Parent has all requisite limited liability company power and authority to enter into this Agreement and each of the other Transaction Documents to which it is party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each of the other Transaction Documents to which it is party and the consummation of the Transactions hereunder and thereunder have been duly and validly authorized by all necessary action on the part of each of ISN and Parent and no other proceedings on the part of ISN or Parent are necessary to authorize this Agreement or the other Transaction Documents to which ISN or Parent is party or to consummate the Transactions subject, in the case of the ISN Merger, to the filing and recordation of the Certificate of Merger in accordance with the requirements of the Delaware LLC Act. This Agreement and each of the other Transaction Documents to which ISN or Parent is party have been duly and validly executed and delivered by ISN or Parent, as applicable, and constitute a valid and binding obligation of ISN or Parent, as applicable, enforceable against ISN or Parent in accordance with their terms.

                  (f) COMPLIANCE WITH APPLICABLE LAWS. ISN holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities, except where any such failure so to hold, individually and in the aggregate, would not have a Material Adverse Effect with respect to ISN (the "ISN PERMITS"). ISN is in compliance with the terms of the ISN Permits in all material respects. The business of ISN is not being conducted in violation of any material Law. Except as set forth in Section 3.2(f) of the Parent Disclosure Schedule, no investigation or review by any Governmental Entity with respect to ISN is pending or, to the Knowledge of

Parent, threatened, nor, to the Knowledge of ISN or Parent, has any Governmental Entity indicated an intention to conduct the same.

                  (g) GOVERNMENT APPROVALS; REQUIRED CONSENTS.

                           (i) No consent, approval, authorization or action of,
declaration or filing with or notice to, any Governmental Entity on the part of ISN or Parent is required in connection with the execution or delivery by ISN and Parent of this Agreement or any of the other Transaction Documents to which ISN or Parent is party, the consummation by ISN or Parent of the Transactions or compliance with the terms hereof or thereof, other than (A) filing the Agreement of Merger in accordance with the requirements of California Law, (B) filing the Certificate of Merger in accordance with the requirements of the Delaware LLC Act, (C) filings with the SEC and NASDAQ, (D) filings under state securities or "Blue Sky" laws, (E) filings under the HSR Act, (F) as otherwise set forth in
Section 3.2(g)(i) of the Parent Disclosure Schedule (any such consents, approvals, authorizations, declarations, filings or notices specified in clauses
(A) through (E) being referred to as the "PARENT GOVERNMENTAL APPROVALS") and
(F) such consents, approvals, authorizations, declarations, filings or notices that, individually and in the aggregate, would not have a Material Adverse Effect with respect to ISN.

                           (ii) No consent, approval, authorization or action
of, filing with or notice to, any Person (other than a Governmental Entity) shall be required in connection with the execution or delivery by ISN and Parent of this Agreement or any of the other Transaction Documents to which ISN or Parent is party, the consummation by ISN or Parent of the Transactions or compliance by ISN or Parent with the terms hereof or thereof other than (A) as set forth in Section 3.2(g)(ii) or Section 3.1(h) of the Parent Disclosure Schedule (the "PARENT REQUIRED CONSENTS") or (B) such consents, approvals, actions, filings or notices that, individually and in the aggregate, would not have a Material Adverse Effect on ISN.

                  (h) NON-CONTRAVENTION. The execution, delivery and performance by ISN and Parent of this Agreement and the other Transaction Documents to which ISN or Parent is party and the consummation of the Transactions do not and will not (i) contravene or conflict with or result in any violation or breach of any provision of the Certificate of Formation or Limited Liability Company Agreement of ISN or Parent or, as of the Effective Time, any provision of the Certificate of Incorporation or Articles of Incorporation (as applicable) or By-laws of Newco or Company Merger Sub or, as of the Effective Time, any provision of the Certificate of Formation or Limited Liability Company Agreement of ISN Merger Sub; (ii) assuming all Parent Governmental Approvals and Parent Required Consents have been made or obtained, contravene or conflict with or result in a violation or breach of any provision of any Law, order or decree binding upon or applicable to ISN or Parent or any of their respective assets, (iii) require any consent or other action by any Person under, constitute a default under or give rise to a right of termination, cancellation, change of any right or obligation, or acceleration of any right or obligation or to the loss of any benefit or adverse modification of the effect (including an increase in the price paid by, or cost to, ISN) of, or under any provision of any agreement or other instrument to which ISN is a party or that is binding upon ISN or its properties or assets or any license, franchise, permit or other similar authorization held by ISN or (iv) result in the creation or imposition of any Lien on any assets of ISN, except with respect to clauses (iii) and (iv) as set forth in Section 3.2(h) of the Parent Disclosure Schedule; PROVIDED, HOWEVER, that clauses (ii) through (iv) above address only those matters that, individually or in the aggregate, would have a Material Adverse Effect with respect to ISN.

                  (i) LITIGATION. As of the date of the Original Merger Agreement, except as set forth in Section 3.2(i) of the Parent Disclosure Schedule, there was no suit, claim, action or proceeding pending, or, to the Knowledge of ISN or Parent, threatened against ISN or any Affiliate of ISN that, individually or in the aggregate, would have a Material Adverse Effect on ISN, nor was there any Order of any Governmental Entity outstanding against ISN or an Affiliate of ISN that, individually or in the aggregate, would have a Material Adverse Effect with respect to ISN.

                  (j) TAXES AND RELATED TAX MATTERS.

                           (i) Other than Taxes that, individually and in the
aggregate, are not material (A) all Taxes required to be paid on or before the date of the Original Merger Agreement by ISN have been timely paid, and (B) any Taxes required to be paid by ISN after the date of the Original Merger Agreement and on or before the Effective Time shall be timely paid.

                           (ii) All Tax Returns required to be filed by or with
respect to ISN with respect to Taxes on or before the date of the Original Merger Agreement have been timely filed. All material Tax Returns required to be filed by or with respect to ISN after the date of the Original Merger Agreement and on or before the Effective Time shall be prepared and timely filed, in a manner consistent with prior years and applicable laws and regulations. No penalties or other charges in a material amount are or will become due with respect to the late filing of any Tax Return of ISN or payment of any Tax required to be paid by ISN or required to be filed or paid on or before the Effective Time.

                           (iii) With respect to all Tax Returns filed by or
with respect to ISN, except as set forth in Section 3.2(j) of the Parent Disclosure Schedule, (A) the statute of limitations for the assessment of Taxes has expired with respect to all periods ending on or before August 31, 1995; (B) no audit is in progress and no extension of time has been executed with respect to any date on which any Tax Return was or is to be filed and no waiver or agreement has been executed for the extension of time for the assessment or payment of any Tax; and (C) there is no unassessed deficiency proposed or threatened against ISN.

                           (iv) Neither Parent, ISN, nor any of their respective
Affiliates has taken, or agreed to take, any action that would prevent the Mergers from qualifying as tax-free events under Section 351 or Section 368 of the Code.

                           (v) Except as set forth in Section 3.2(j) of the
Parent Disclosure Schedule, neither ISN nor Parent is or has been a party to any tax sharing agreement or similar arrangement.

                           (vi) Except as set forth in Section 3.2(j) of the
Parent Disclosure Schedule, neither ISN nor Parent has been a part of a group of affiliated corporations that has filed a consolidated federal income tax return.

                  (k) CERTAIN AGREEMENTS. Except for this Agreement and as set forth in Section 3.2(k) and/or Section 3.2(l) of the Parent Disclosure Schedule, ISN is not a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any executive officer or other key employee of ISN the benefits of which are contingent, or the terms of which would be materially altered, upon the consummation of the Transactions, (iii) agreement with respect to any executive officer of ISN providing any term of employment or compensation guarantee extending for a period longer than two years after the Closing Date and for the payment of in excess of $200,000 per annum or (iv) plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which would be accelerated, by the occurrence of any of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions.

                  (l) EMPLOYEE BENEFIT PLANS; EMPLOYEE RELATIONS. The following representations and warranties contained in this Section 3.2(l) are qualified by such exceptions which, individually and in the aggregate, would not have a Material Adverse Effect with respect to ISN.

                           (i) Section 3.2(l)(i) of the Parent Disclosure
Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of ERISA, including multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, severance, employment, change-in- control, fringe benefit, welfare benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which any employee or former employee of ISN has any present or future right to benefits or under which ISN has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "ISN BENEFIT PLANS." Where appropriate all references to the "ISN" in this
Section 3.2(l) refer to ISN and any member of its "controlled group" within the meaning of Section 414 of the Code.

                           (ii) ISN has, with respect to each ISN Benefit Plan,
if applicable, delivered or made available to the Company true and complete copies of: (i) all plan texts and agreements and related trust agreements (or other funding vehicles); (ii) the most recent summary plan descriptions and material employee communications; (iii) the most recent annual report (including all schedules thereto); (iv) the most recent annual audited financial statement and opinion; (v) if the plan is intended to qualify under Code section 401(a), the most recent determination letter received from the IRS; and (vi) all material communications with any governmental entity or agency (including the PBGC and the IRS) given or received within the past three years.

                           (iii) Except as set forth in Section 3.2(l)(iii) of
the Parent Disclosure Schedule, all amounts properly accrued as liabilities to or expenses of any ISN Benefit Plan have been properly reflected on ISN's Financial Statements to the extent required by GAAP. Since the date of ISN's Financial Statements to the date of the Original Merger Agreement, there has been no amendment or change in interpretation by ISN relating to any ISN Benefit Plan which would materially increase the cost thereof.

                           (iv) No ISN Benefit Plan is subject to either Code
section 412 or Title IV of ERISA.

                           (v) Each ISN Benefit Plan is in material compliance
with all applicable laws and regulations. Each ISN Benefit Plan which is intended to qualify under Code section 401(a) has been issued a favorable determination letter by the IRS and has not been amended in a manner, and no event has occurred since such date, which would cause any such plan to fail to remain so qualified. Each ISN Benefit Plan that requires registration with a relevant government body has been so registered.

                           (vi) Except as set forth in Section 3.2(l)(vi) of the
Parent Disclosure Schedule, there are no actions, liens, suits or claims pending or, to ISN's Knowledge, threatened (other than routine claims for benefits) with respect to any ISN Benefit Plan as to which ISN has or could reasonably be expected to have any direct or indirect actual or contingent material liability.

                           (vii) Each ISN Benefit Plan which is a "group health
plan" (as defined in ERISA section 607(1)) is in material compliance with the provisions of COBRA (within the meaning of Code section 4980B), Health Insurance Portability and Accountability Act and any other applicable federal, state or local Law.

                           (viii) There are no (i) ISN Benefit Plans maintained
by ISN pursuant to which welfare benefits are provided to current or former employees beyond their retirement or other termination of service, other than coverage mandated by COBRA, the cost of which is fully paid by the current or former employees or their dependents; or (ii) unfunded ISN Benefit Plan obligations with respect to any employee of ISN which are not fairly reflected by reserves shown on the Financial Statements.

                           (ix) Except as set forth in Section 3.2(l)(ix) of the
Parent Disclosure Schedule, the consummation of the Transactions will not (i) entitle any current or former employee of ISN to severance pay, unemployment compensation or any similar payment or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, any current or former employee of ISN.

                           (x) Neither ISN nor any ISN Benefit Plan, nor to
ISN's Knowledge any "disqualified person" (as defined in Code section 4975) or any "party in interest" (as defined in ERISA section 3(18)), has engaged in any non-exempt prohibited transaction (within the meaning of Code section 4975 or ERISA section 406) which could reasonably be expected to result in any material liability to ISN.

                           (xi) None of ISN's employees is represented by a
union, and to ISN's Knowledge no union organizing efforts have been conducted within the last five years or were being conducted as of the date of the Original Merger Agreement. As of the date of the Original Merger Agreement, ISN did not have, nor to ISN's Knowledge, was there threatened, a strike, picket, work stoppage, work slowdown or other organized labor dispute. As of the date of the Original Merger Agreement, ISN had not incurred any liability or obligation under WARN or any similar state law.

                  (m) INTELLECTUAL PROPERTY.

                           (i) DISCLOSURE.

                                    (A) Section 3.2(m)(i)(A) or Section
         3.2(m)(i)(B) of the Parent Disclosure Schedule sets forth all United States and foreign patents and patent applications, trademark and service mark registrations and applications, Internet domain name registrations and applications and copyright registrations and applications owned or licensed by ISN specifying as to each item, as applicable; the nature of the item, including the title; the owner of the item; the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and the issuance, registration, or application numbers and dates.

                                    (B) Section 3.2(m)(i)(B) of the Parent
         Disclosure Schedule sets forth all IP Licenses under which ISN is a licensor or licensee or otherwise is authorized to use or practice any Intellectual Property.

                                    (C) Section 3.2(m)(i)(C) of the Parent
         Disclosure Schedule sets forth and describes the status of any Proposed Intellectual Property Agreements of ISN.

                           (ii) OWNERSHIP. ISN owns, free and clear of all
Liens, and has the unrestricted right to use, sell or license, all Intellectual Property in its possession, except for failures to own free and clear or to have the unrestricted right to use, sell, or license that would not, individually or in the aggregate, have a Material Adverse Effect on ISN, and except for technology licensed to Parent and listed on Section 3.2(m)(i)(B) of the Parent Disclosure Schedule. Notwithstanding the foregoing and as of the date of the Original Merger Agreement, ISN possessed free and clear of all Liens or assignments, all Intellectual Property rights necessary in order for ISN to operate its business.

                           (iii) CLAIMS. Except as set forth in Section
3.2(m)(iii) of the Parent Disclosure Schedule, neither ISN nor any of its Affiliates has been a party to any such Claim, nor, to Parent's Knowledge, is any Claim threatened, that challenges the validity, enforceability, ownership, or right to use, sell or license, any Intellectual Property in ISN's possession. Except as set forth in Section 3.2(m)(iii) of the Parent Disclosure Schedule, to Parent's Knowledge, no third party is infringing upon any such Intellectual Property.

                           (iv) ADMINISTRATION AND ENFORCEMENT. Except as set
forth in Section 3.2(m) (iv) of the Parent Disclosure Schedule, ISN has taken all reasonably necessary and desirable actions to maintain and protect each item of

Intellectual Property owned by ISN, except for failures to take such actions that, individually or in the aggregate, would not have a Material Adverse Effect with respect to ISN.

                           (v) PROTECTION OF TRADE SECRETS AND TECHNOLOGY. ISN
has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its respective trade secrets and the proprietary nature and value of their respective Technology, except for failures to take such precautions that would not have a Material Adverse Effect on ISN.

                           (vi) SOFTWARE. Except as set forth in Section
3.2(m)(vi) of the Parent Disclosure Schedule, all material Software used by ISN performs in conformance with its documentation, except for failures to perform that would not have a Material Adverse Effect with respect to ISN. The transactions contemplated by this Agreement will not require any third party consents under the terms of the documentation related to the Software other than
(A) as set forth in Section 3.2(m)(vi) of the Parent Disclosure Schedule or (B) such consents that, individually and in the aggregate, would not have a Material Adverse Effect on ISN.

                           (vii) YEAR 2000 COMPLIANCE. All Systems used by ISN
are Year 2000 Compliant, except for failures to be Year 2000 Compliant that, individually or in the aggregate, would not have a Material Adverse Effect with respect to ISN.

                           (viii) EFFECT OF TRANSACTION. ISN and Parent are not,
nor, as a result of the execution and delivery of this Agreement, the consummation of the Transactions or the performance of ISN and Parent's obligations hereunder, will be, in violation of any agreement relating to any Intellectual Property, except for violations that, individually or in the aggregate, would not have a Material Adverse Effect on ISN. Upon consummation of the Transactions, the Surviving LLC will own all right, title and interest in and to or have a license to use all Intellectual Property on identical terms and conditions as ISN enjoyed immediately prior to such Transactions, except for failures to own or have available for use that, individually or in the aggregate, would not have a Material Adverse Effect with respect to ISN.

                  (n) CONTRACTS. Except as set forth in Section 3.2(i) of the Parent Disclosure Schedule, ISN is not, and to the knowledge of ISN and Parent, no other parties thereto are, in default, breach or violation of any material Contracts of ISN, except for such defaults, breaches or violations that, individually or in the aggregate, would not have a Material Adverse Effect with respect to ISN. Except as set forth in Section 3.2(n) of Parent's Disclosure Schedule, ISN is not a party to or bound by any Contract (i) restricting the ability of ISN (or after the Mergers, Newco or any of its Subsidiaries) to compete in or conduct any line of business or to engage in any business in any geographic area, (ii) containing any covenants of any other person not to compete in any material respect with ISN, (iii) containing any so-called "most favored nation" provisions or any similar provision requiring ISN (or after the Mergers, Newco or any of its Subsidiaries) to offer a third party terms or concessions at least as favorable as offered to one or more other parties.

                  (o) ENVIRONMENTAL MATTERS. (i) ISN has obtained and is in material compliance with the terms and conditions of all permits, licenses and other authorizations required under applicable Environmental Laws; (ii) no asbestos in a friable condition or equipment containing polychlorinated biphenyls or leaking underground or above-ground storage tanks is contained in or located at any facility owned, leased or controlled by ISN; (iii) ISN is in material compliance with all applicable Environmental Laws, and has fully disclosed all known material past and present non-compliance with Environmental Laws, and all known past discharges, emissions, leaking or releases known to ISN of any substance or waste regulated under or defined by Environmental Laws that could reasonably be expected to form the basis of any claim, action, suit, proceeding, hearing or investigation under any applicable Environmental Laws; and (iv) ISN has not received notice of any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that have resulted in, or threaten to result in, any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation under any applicable Environmental Laws; PROVIDED, HOWEVER, that clauses (i) through (iv) above address only those matters that, individually or in the aggregate, would have a Material Adverse Effect with respect to ISN.

                  (p) ABSENCE OF CERTAIN CHANGES. Except as disclosed in Section 3.2(p) of the Parent Disclosure Letter, since the date of ISN's most recent audited Financial Statements:

                           (i) there has not been any Material Adverse Change
with respect to ISN;

                           (ii) there has not been any declaration, setting
aside or payment of any non-cash dividend or other non-cash distribution with respect to any ISN Units (except as provided under Section 4.2(g)) or any repurchase, redemption or other acquisition by ISN of any outstanding ISN Units or any split, combination or reclassification of any ISN Units or issuance or authorization relating to the issuance of any ISN Units, in lieu of or in substitution for ISN Units;

                           (iii) there has not been any amendment to, or change
in, the Certificate of Formation or Limited Liability Company Agreement of ISN;

                           (iv) there has not been any incurrence, creation or
assumption by ISN of any Debt or any Lien on any material asset, and ISN has not issued or sold any debt securities or warrants or other rights to acquire any debt securities of ISN or entered into any "keep well" or other agreement to maintain any financial statement condition of another Person or entered into any arrangement having the economic effect of any of the foregoing, except, in each case, to the extent that such Debt or other obligation is satisfied or discharged prior to the Closing;

                           (v) there has not been any change in any method of
accounting or accounting practice by ISN;

                           (vi) there has not been any sale or transfer by ISN
of any of its material assets, cancellation of any Debt or claims or waiver of any material rights by ISN;

                           (vii) ISN has not made any loans, advances or capital
contributions to or investments in, any other Person, other than travel and entertainment advances to employees of ISN in the ordinary course of business consistent with past practices;

                           (viii) except for this Agreement and any other
Transaction Documents, ISN has not entered into any material transaction or incurred any material expenditure other than in the ordinary course of business consistent with past practice;

                           (ix) there has not been any adverse change in a
material customer or material supplier relationship, including any cancellation or termination or written notice of cancellation or termination by any material customer or material supplier of its relationship or a material portion of its relationship with ISN or any material decrease in the usage or purchase of the products or services of ISN by any such customer or any material decrease or limitation of services or supplies of the products or services to ISN by any such supplier that, individually or in the aggregate, would have a Material Adverse Effect with respect to ISN;

                           (x) there has not been any waiver or release of any
material right of claim of ISN, including any write-off or other compromise of any account receivable of ISN, other than in the ordinary course of business and consistent with past practices;

                           (xi) there has not been, to the Knowledge of ISN or
Parent, any assertion by any advertiser, subscriber and/or customer of ISN, that, if substantiated, would have a Material Adverse Effect with respect to ISN;

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

                           (xii) there has not been any material change in the
policies under which ISN extends discounts, credits or warranties to customers or otherwise deals with its customers;

                           (xiii) there has not been any grant of exclusive
promotion or sponsorship with respect to any portion of any website of ISN;

                           (xiv) ISN has not authorized for issuance, issued,
delivered, sold or agreed or committed to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any ISN Units or any other Equity Securities of ISN;

                           (xv) except with respect to annual bonuses made in
the ordinary course of business consistent with past practice, ISN has not adopted or amended in any material respect any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or employee of ISN or increase in any manner the compensation or fringe benefits of any director, officer or employee of ISN or pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of any director, officer or employee of ISN (in each case, except with respect to employees in the ordinary course of business consistent with past practice);

                           (xvi) there has not been any grant or transfer of any
rights of value or modification or change in any material respect any existing material license, lease, Contract or other document;

                           (xvii) ISN has not adopted a plan of complete or
partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization other than as is necessary in order to effect the Transactions;

                           (xviii) Except with respect to the Infoseek
Litigation, ISN has not settled or compromised any shareholder derivative suits arising out of the transactions contemplated hereby or any other litigation (whether or not commenced prior to the date of this Agreement) or settled, paid or compromised any claims not required to be paid, individually in an amount in excess of $100,000 and in the aggregate in an amount in excess of $1,000,000, other than in consultation and cooperation with the Company, and, with respect to any such settlement, with the prior written consent of the Company;

                           (xix) ISN has not entered into any transaction or
series of transactions with any Affiliate of ISN (other than a wholly-owned Subsidiary of ISN) or otherwise that would be required to be disclosed pursuant to Item 404 of Regulation S-K other than on terms and conditions substantially as favorable to ISN as would be obtainable by ISN at the time of such transaction with a Person that is not an Affiliate of ISN;

                           (xx) there has not been any acquisition or agreement
to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any other Person or (y) any assets that are material, individually or in the aggregate, to ISN and its Subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice; and

                           (xxi) there has been no agreement by ISN, whether
written or oral, to do any of the foregoing.

                  (q) ANTI-TAKEOVER PLAN; STATE TAKEOVER STATUTES. ISN does not have in effect any shareholder rights plan or similar device or arrangement, commonly or colloquially known as a "poison pill" or "anti-takeover" plan or any similar plan, device or arrangement and ISN has not adopted or authorized the adoption of such a plan, device or arrangement. To the best of ISN and Parent's Knowledge, no state takeover or "fair price" of "interested party" statute or similar statute or regulation applies or purports to apply to the Mergers, this Agreement or any of the Transactions.

                  (r) INFORMATION SUPPLIED. The information supplied or to be supplied by ISN or Parent for inclusion or incorporation by reference in (i) the Registration Statement and (ii) the Proxy Statement/Prospectus will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act or at the time the Proxy Statement/Prospectus is mailed to the Company's stockholders, as the case may be, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not materially misleading.

                  (s) BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other Person retained by or on behalf of ISN or Parent is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the Transactions.

                  (t) INSURANCE. ISN maintains, and has maintained, without interruption, during its existence, policies or binders of insurance covering such risk and events, including personal injury, property damage and general liability, in amounts that ISN reasonably believes adequate for its business and operations and, except as set forth in Section 3.2(t) of the Parent Disclosure Schedule, such policies shall not terminate as a result of the consummation of the Transactions.

                  (u) ABSENCE OF SENSITIVE PAYMENTS. To ISN and Parent's Knowledge, none of ISN or any of its Affiliates, acting alone or together, has performed any of the following acts: (i) the making of any contribution, payment, remuneration, gift or other form of economic benefit (a "PAYMENT") to or for the private use of any governmental official, employee or agent where the Payment or the purpose of the Payment was illegal under the laws of the United States or the jurisdiction in which such payment was made, (ii) the establishment or maintenance of any unrecorded fund, asset or liability for any purpose or the making of any false or artificial entries on its books, (iii) the making of any Payment to any Person or the receipt of any Payment with the intention or understanding that any part of the Payment was to be used for any purpose other than that described in the documents supporting the Payment, or
(iv) the giving of any Payment to, or the receipt of any Payment from, any Person who was or could have been in a position to help or hinder the business of ISN in connection with any actual or proposed transaction which (A) would reasonably have been expected to subject ISN or any of its Affiliates to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (B) if not given in the past, would have had a Material Adverse Effect on ISN or (C) if it had not continued in the future, would have had a Material Adverse Effect on ISN.

                  (v) AFFILIATE TRANSACTIONS. Except in the ordinary course of business or as disclosed elsewhere herein and except for the Media Commitment, there were no transactions, agreements or arrangements that created any continuing obligation or liability of ISN, on the one hand, to Parent or any of its Affiliates, on the other hand, that will be in effect following the ISN Merger. Upon consummation of the ISN Merger at the Closing, ISN will owe no Debt to Parent or any Affiliate of Parent.

                                    ARTICLE 4

                                    COVENANTS

         Section 4.1 COVENANTS OF THE COMPANY. During the period from the date of this Agreement and continuing until the Closing Date, the Company agrees that, except as expressly contemplated or permitted by this Agreement or to the extent that ISN and Parent shall otherwise consent in writing (which consent may not be unreasonably withheld or delayed):

                  (a) ACCESS TO INFORMATION. Upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, afford to ISN and Parent and each of their respective Agents, access, during normal business hours during the period prior to the Closing Date, to all properties, books, Contracts, commitments and records of the Company and its Subsidiaries and, during such period, the Company shall, and shall cause its Subsidiaries to, promptly furnish or otherwise make available to ISN and Parent (i) a copy of each report, schedule, registration statement and other document filed or received by the Company or any of its Subsidiaries during such period pursuant to the requirements of Federal securities laws and (ii) all other information concerning the business, properties and personnel of the Company or any of its Subsidiaries as ISN or Parent may reasonably request.

                  (b) ORDINARY COURSE. The Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers, directors and employees and preserve their relationships with customers, suppliers, contractors, distributors, licensors, licensees and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Closing Date. Without limiting the generality of the foregoing, and except or as contemplated by this Agreement or as otherwise required by law, neither the Company nor any of its Subsidiaries shall take any action or omit to take any action that, if taken or omitted immediately prior to the execution hereof, would have been required to have been disclosed in the Company Disclosure Schedule pursuant to Section 3.1(p); PROVIDED that the Company shall be allowed to issue Company Common Stock to holders of Company Stock Options upon exercise of such Company Stock Options.

                  (c) COMPLIANCE WITH LAWS. The Company agrees to conduct its business and cause the businesses of its Subsidiaries to be conducted in compliance with all Laws.

                  (d) TRANSACTION DOCUMENTS. The Company shall execute all Transaction Documents to be executed by the Company, and shall cause the Principal Company Stockholders and any warrantholder of the Company to execute all Transaction Documents to which they are parties, prior to the Effective Time.

         Section 4.2 COVENANTS OF ISN AND PARENT. During the period from the date of this Agreement and continuing until the Closing Date, ISN and Parent agree that, except as expressly contemplated or permitted by this Agreement, or to the extent that the Company shall otherwise consent in writing (which consent may be withheld in its sole discretion):

                  (a) ACCESS TO INFORMATION. Upon reasonable notice, ISN and Parent shall afford to the Company and its Agents access, during normal business hours during the period prior to the Closing Date, to all properties, books, Contracts, commitments and records of ISN and, during such period, ISN and Parent shall promptly furnish or otherwise make available to the Company (i) a copy of each report, schedule, registration statement and other document filed or received by ISN or Parent during such period pursuant to the requirements of Federal securities laws and (ii) all other information concerning the businesses, properties and personnel of ISN as the Company may reasonably request.

                  (b) ORDINARY COURSE. ISN shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, contractors, distributors, licensors, licensees and others having business dealings with it to the end that its goodwill and ongoing businesses shall not be impaired in any material respect at the Closing Date. Without limiting the generality of the foregoing, and except as required by law, ISN shall not take any action or omit to take any action that, if taken or omitted immediately prior to the execution hereof would have been required to be disclosed in the Parent Disclosure Schedule pursuant to Section 3.2(p); PROVIDED that ISN shall be allowed to issue ISN Units to holders of ISN Stock Options upon exercise of such ISN Stock Options and to holders of options to purchase stock in ISN's predecessor company.

                  (c) COMPLIANCE WITH LAWS. ISN agrees to conduct its business in compliance with all applicable Laws.

                  (d) MEDIA COMMITMENT. At or prior to the Effective Time, USA will enter into a definitive agreement ("MEDIA COMMITMENT") with Newco pursuant to which USA will commit to provide to Newco $10 million of Media Value from the Network in exchange for an issuance of 538,721 shares of Class B Common Stock to Parent. The Media Commitment will terminate on the third anniversary of the Closing Date and, to the extent reasonably practical, be made available in equal annual amounts over the term. The Media Commitment shall require USA to use its reasonable best efforts to place the advertising to the satisfaction of Newco; PROVIDED, HOWEVER, that USA will determine, in its sole discretion, the actual placement of all commercial advertising time purchased by Newco, based on, among things, available inventory. The Media Commitment shall remain in effect following the Mergers.

                  (e) LICENSE AGREEMENT. On the Closing Date, Newco, the Company, ISN and USA shall enter into a license agreement substantially in the form of EXHIBIT F hereto (the "LICENSE AGREEMENT").

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                  (f) TRANSACTION DOCUMENTS. ISN and Parent shall execute all
Transaction Documents to which it is a party, and shall cause USA to execute all Transaction Documents to which it is a party, prior to the Effective Time.

                  (g) INFOSEEK LITIGATION. ISN shall distribute or otherwise transfer to Parent or an Affiliate of Parent the rights associated with the litigation captioned INTERNET SHOPPING NETWORK LLC V. INFOSEEK CORPORATION (the "INFOSEEK LITIGATION") (including the right to any awards received), and Parent or an Affiliate of Parent shall assume all liabilities associated with such litigation (including all of ISN's costs related thereto).

                  (h) PARENT CONTRIBUTION. Prior to the Effective Time, Parent or an Affiliate of Parent shall contribute $40 million in cash or cash equivalents to Newco in exchange for an issuance of 2,154,882 shares of Class B Common Stock to Parent.

                           (i) MEDIA WARRANT. At the Effective Time, Newco shall
issue a warrant substantially in the form of EXHIBIT E hereto (the "MEDIA WARRANT") to USA to purchase 12,867,606, such number to be adjusted such that, in the aggregate on a fully diluted basis, the percentage of Newco Common Stock to be held by former holders of ISN Units and ISN Options immediately after the Effective Time shall equal 75% of outstanding Newco Common Stock immediately after the Effective Time, on a fully diluted basis.

                                    ARTICLE 5

                              ADDITIONAL COVENANTS

         Section 5.1 NO SOLICITATION.

                  (a) From the date of the Original Merger Agreement until the termination of this Agreement in accordance herewith, the Company shall not, and shall cause its Subsidiaries and Agents not to, directly or indirectly, (i) solicit, initiate, encourage (including by way of furnishing information, except as required by applicable Law) or take any other action to facilitate, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Alternate Transaction or agree to or endorse any Alternate Transaction, (ii) propose, enter into or participate in any discussions or negotiations regarding any of the foregoing or, except as required by applicable Law, furnish any information relating to the Company or any of its Subsidiaries or their respective assets or businesses, or (iii) otherwise cooperate in anyway with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing (including, without

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limitation, through the grant of waivers in respect of any obligations to the
Company). The Company will immediately notify ISN and Parent after receipt of any inquiry or proposal for an Alternate Transaction or any indication that any Person is considering making any such inquiry or proposal or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries by any Person that may be considering making, or has made, any such inquiry or proposal or that the Company intends to engage in negotiations with, or to provide information to any such Person. The Company shall immediately provide ISN and Parent with the identity of such Person and a reasonable description of such inquiry or proposal and, if available, a copy of such inquiry or proposal. The Company shall, and shall cause its Subsidiaries and Agents to, immediately cease and cause to be terminated, any existing solicitation, activity, discussions or negotiations with any Third Parties conducted heretofore by the Company or any of its representatives with respect to any proposal for an Alternate Transmission.

                  (b) Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company from (x) furnishing information pursuant to an appropriate confidentiality letter concerning the Company and its businesses, properties or assets to any Third Party who has made a Qualified Alternate Transaction Proposal, (y) engaging in discussions or negotiations with such Third Party, or (z) following receipt of such a Qualified Alternate Transaction Proposal, taking and disclosing to the Company's stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act, but in each case referred to in the foregoing clauses (x) through (z) only after the Board of Directors of the Company concludes in good faith, which with respect to clauses (y) and (z) is made following receipt of an opinion from the Company's outside counsel, that such action is reasonably necessary for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's stockholders under California Law and, in each case referred to in clauses (x) through (z), only following written notice to ISN and Parent. If the Board of Directors of the Company receives any inquiry or proposal for an Alternate Transaction, then the Company shall immediately inform ISN and Parent of the terms and conditions of such inquiry or proposal and the identity of the Person making such inquiry or proposal and shall keep ISN and Parent fully informed of the status and details of any such inquiry or proposal and of all steps the Company is taking in response to such inquiry or proposal.

                  (c) The Company's Board of Directors will not withdraw or modify (or propose to withdraw or modify) in any manner adverse to ISN or Parent, or otherwise fail to make the Recommendation and will not approve, recommend, or propose to approve or recommend, or fail to oppose, an Alternate Transaction, in each case except in response to a Qualified Alternate Transaction Proposal, and then only upon or after termination of this Agreement pursuant to Section 7.1(f).

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         Section 5.2 DIRECTORS AND OFFICERS INDEMNIFICATION AND INSURANCE.

                  (a) From and after the Effective Time, Newco shall cause the Surviving Corporation and the Surviving LLC to, and the Surviving Corporation and the Surviving LLC, shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and ISN, respectively (each a "COVERED PERSON"), against all losses, expenses, claims, damages, liabilities or amounts ("LOSSES") that are paid in settlement (provided that, with respect to amounts paid in settlement, such settlement has been approved by Newco, such approval not to be unreasonably withheld or delayed) of, or otherwise in connection with, any claim, action, suit, proceeding or investigation (a "CLAIM") based in whole or in part on the fact that such person is or was a director, officer, employee or agent of the Company or ISN, as applicable, and arising out of actions or omissions occurring at or prior to the Effective Time, in each case to the full extent permitted under applicable Law and the Company's Articles of Incorporation and By-laws or ISN's Certificate of Formation and Limited Liability Company Agreement, as applicable, as in effect on the date of this Agreement. The Surviving Corporation or the Surviving LLC, as applicable, shall pay, when and as such expenses are incurred by a Covered Person, any expenses in advance of the final disposition of any such Claim to each Covered Person to the fullest extent permitted under applicable Law upon receipt from the Covered Person to whom expenses are advanced of any undertaking to repay such advances required under applicable Law. The Surviving Corporation or the Surviving LLC, as applicable, shall cooperate in the defense of any such matter.

                  (b) Newco shall cause the Surviving Corporation and the Surviving LLC to keep in effect provisions in their respective Articles of Incorporation and By-Laws and Certificate of Formation and Limited Liability Company Agreement providing for exculpation of director liability, advancement of expenses prior to disposition of any Claim and indemnification of the Covered Persons, in each case to the fullest extent permitted under applicable Law, which provisions shall not be amended except as required by applicable Law or except to make changes permitted by Law that would enlarge the right of indemnification of the Covered Persons.

                  (c) For a period of six (6) years after the Effective Time, Newco shall cause the Surviving Corporation and the Surviving LLC to maintain in effect the current policies of directors and officers liability insurance (or similar policies) maintained by the Company and ISN covering persons who are currently covered by any such policies with respect to actions or omissions occurring at or prior to the Effective Time to the extent that such policies are available; PROVIDED, that policies of at least the same coverage containing terms and conditions which are no less advantageous to the insureds may be substituted therefor, PROVIDED, FURTHER, that in no event shall the Surviving Corporation or the Surviving LLC be required to expend amounts for premiums per annum in excess of 150% of the annual premiums of the

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Company and ISN, as applicable, prevailing during the twelve-month period ended
November 30, 1999 (such annual premiums, the "MAXIMUM PREMIUM") to maintain or procure insurance coverage pursuant to this Section 5.2, or, if the cost of such coverage exceeds the Maximum Premium, the maximum amount of coverage that can be purchased for the Maximum Premium.

                  (d) The provisions of this Section 5.2 shall survive the consummation of the Mergers and are expressly intended to benefit each of the Covered Persons.

         Section 5.3 NOTIFICATION OF CERTAIN MATTERS. ISN and Parent shall give prompt notice to the Company, and the Company shall give prompt notice to ISN and Parent, of (a) the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would be reasonably likely to cause any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied, (b) any failure of ISN or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder and (c) the commencement of any litigation or claim against such party; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 5.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         Section 5.4 TAX TREATMENT. Each of ISN, Parent, the Company and their Affiliates shall take such actions, or refrain from taking such actions, as may be reasonably necessary so that the Mergers will qualify as tax-free events under either or both of Section 351 or Section 368 of the Code and the conditions to closing described in Sections 6.2(d) and 6.3(e) will be met.

         Section 5.5 COMPANY STOCKHOLDER MEETING. The Company shall, as promptly as practicable following the date of this Agreement, duly call, give notice of and convene and hold a meeting of its stockholders (the "STOCKHOLDER MEETING") for the purpose of considering and voting upon the adoption of this Agreement and obtaining the Required Stockholder Approval. Without limiting the generality of the foregoing, the Company agrees that, unless this Agreement is terminated in accordance with Section 7.1(f), its obligations pursuant to the first sentence of this Section 5.5 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternate Transaction (including any Qualified Alternate Transaction Proposal). The Company will, through its Board of Directors, recommend to its stockholders the adoption of this Agreement, except to the extent that the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement or the Company Merger and terminated this Agreement in accordance with Sections 5.1(c) and 7.1(f).

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         Section 5.6 REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS.

                  (a) As promptly as practicable after the execution of this Agreement, (i) the Company shall prepare and file the Proxy Statement/Prospectus with the SEC and (ii) Parent shall cause Newco to prepare and file the Registration Statement with the SEC in which the Proxy Statement/Prospectus shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Newco Class A Common Stock to be issued pursuant to the Mergers. Each of ISN, Parent and the Company (i) shall cause the Proxy Statement/Prospectus and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder, (ii) shall use commercially reasonable efforts to have or cause the Registration Statement to become effective as promptly as practicable and (iii) shall take any and all action required under any applicable federal or state securities laws in connection with the issuance of shares of Newco Class A Common Stock in connection with the Mergers. The Company, ISN, and Parent shall furnish to the other parties all information concerning the Company, Parent, ISN and Newco as the other parties may reasonably request in connection with the preparation of the documents referred to herein. As promptly as practicable after the Registration Statement shall have become effective, ISN, Parent and the Company shall mail the Proxy Statement/Prospectus to stockholders of the Company and the unitholders of ISN.

                  (b) The information supplied by each of the Company, ISN, and Parent for inclusion in the Registration Statement and the Proxy Statement/ Prospectus shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and the unitholders of ISN, (iii) the time of the Stockholders Meeting, or (iv) the Effective Time, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not materially misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company, Parent, ISN, or their respective Subsidiaries or officers or directors, should be discovered by such party which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement/Prospectus, such party shall promptly inform the other parties thereof and take appropriate action in respect thereof.

                  (c) Each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of (i) any material notice or other communication from any Third Party alleging that the consent of such Third Party is or may be required in connection with the Transactions; (ii) any material notice or other communication from any regulatory authority, NASDAQ or national securities exchange in connection with the

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Transactions; (iii) any claims, actions, proceedings or investigations commenced or, to the best of such party's Knowledge, threatened, involving or affecting such party or any of its Subsidiaries, or any of its property or assets, or, to the best of such party's Knowledge, any employee, consultant, director or officer, in his or her capacity as such, which, if pending on the date of the Original Merger Agreement, would have been required to have been disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, or which relates to the consummation of the Transactions; and (iv) any change or event that would have a Material Adverse Effect with respect to such party. Each party shall promptly provide the other party (or its counsel) copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the Transactions.

         Section 5.7 FURTHER ACTION, REASONABLE EFFORTS.

                  (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use commercially reasonable efforts to (i) promptly make its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the transactions contemplated hereby, and (ii) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Transactions in the most expeditious manner practicable, including using commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities, making all filings and required submissions with Governmental Entities, including foreign filings and submissions, obtaining all consents and approvals from Third Parties to Contracts with the Company, ISN, Parent or their respective Subsidiaries as are necessary for the consummation of the Mergers and the other Transactions and defending any lawsuit or legal challenges, whether judicial or administrative, challenging this Agreement or the transactions contemplated hereby. In case at any time after the Effective Time any other action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall use their reasonable efforts to take all such action.

                  (b) Without limiting any covenant or agreement herein, each party shall use reasonable commercial efforts not to take any action, or enter into any transaction, which would result in a breach of any covenant made by such party in this Agreement.

         Section 5.8 PUBLIC ANNOUNCEMENTS. The Company, ISN and Parent shall, and shall cause their respective Affiliates to, consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which consent shall not be unreasonably withheld or delayed; PROVIDED,

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HOWEVER, that a party or its Affiliates may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or any listing agreement or arrangement to which the Company, ISN or Parent, or any of their respective Affiliates, is a party with NASDAQ or a national securities exchange if it has used all reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

         Section 5.9 BLUE SKY. Parent shall cause Newco to use its best efforts to obtain prior to the Effective Time all approvals or permits required to carry out the transactions contemplated hereby under applicable "Blue Sky" laws in connection with the issuance of shares of Newco Class A Common Stock in connection with the Mergers and as contemplated by this Agreement; PROVIDED, HOWEVER, that with respect to such qualifications neither ISN, Parent, Newco nor the Company shall be required to register or qualify as a foreign corporation or to take any action which would subject it to general service of process or taxation in any jurisdiction where any such entity is not now so subject.

         Section 5.10 NASDAQ. Parent shall cause Newco to promptly prepare and submit to the NASDAQ National Market System, NASD applications covering the shares of Newco Class A Common Stock to be issued in connection with the Mergers and the Newco Class A Common Stock issuable upon conversion of the Newco Class B Common Stock issued in connection with the ISN Merger (including pursuant to Sections 1.8 and 2.4), and shall use commercially reasonable efforts to cause such shares to be approved for listing on the NASDAQ prior to the Effective Time, subject to official notice of issuance.

         Section 5.11 AFFILIATES. As soon as reasonably practicable after the date of this Agreement, (a) the Company shall deliver to ISN and Parent a letter identifying all persons who may be deemed to be affiliates of the Company under Rule 145 of the Securities Act as of the record date for the Stockholders Meeting, including, without limitation, all of its directors and executive officers (the "RULE 145 AFFILIATES") and (b) the Company shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall obtain from each person identified in such letter a written agreement, substantially in the form of Exhibit G hereto (a "RULE 145 AFFILIATE AGREEMENT").

         Section 5.12 TAX MATTERS. The parties hereto agree to (i) prepare or cause to be prepared all Tax Returns or other governmental filings, reports, applicable books and records in accordance with the treatment of the Mergers as tax-free events under either or both of Section 351 and Section 368 of the Code, unless otherwise required by Law, and (ii) take such other actions, or refrain from taking any action, as may be reasonably necessary so that the Mergers will qualify for such treatment; PROVIDED, HOWEVER, that such actions or inactions must be consistent with the terms of

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this Agreement. Parent agrees to indemnify Newco from and against any Material
Adverse Effect that Newco may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of ISN for Taxes of any Person other than ISN under Reg. 1-1502-6 promulgated under the Code.

                                    ARTICLE 6

                              CONDITIONS PRECEDENT

         Section 6.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The respective obligations of each party to effect the Mergers and to consummate the other Transactions shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

                  (a) STOCKHOLDER APPROVAL. The Required Stockholder Approval shall have been obtained and be in full force and effect and ISN and Parent shall have received reasonably satisfactory evidence of same.

                  (b) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

                  (c) BLUE SKY LAWS. Newco shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue in the shares of Newco Class A Common Stock.

                  (d) LISTING. The Newco Class A Common Stock to be issued in connection with the Mergers and the Newco Class A Common Stock issuable upon conversion of Newco Class B Common Stock issued in connection with the ISN Merger (including pursuant to Sections 1.8 and 2.4) shall have been authorized for quotation on the NASDAQ listing or on any other national securities exchange or automated quotation system approved by the Company, ISN and Parent, subject to official notice of issuance.

                  (e) NO INJUNCTIONS OR RESTRAINTS. No Law or Order shall have been enacted, entered, promulgated or enforced (and not repealed, superseded, lifted or otherwise made inapplicable), by any court of competent jurisdiction or Government Entity which restrains, enjoins or otherwise prohibits the consummation of the Transactions.

                  (f) HSR ACT. All HSR Act waiting periods applicable to the transactions contemplated under this Agreement shall have expired or been terminated.

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                  (g) GOVERNMENTAL AND REGULATORY CONSENTS. All filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the Transactions shall have been made or obtained.

         Section 6.2 CONDITIONS TO THE OBLIGATIONS OF ISN AND PARENT. The obligations of ISN and Parent under this Agreement to consummate the Transactions are subject to the satisfaction of the following conditions on or prior to Closing, the imposition of which is solely for the benefit of ISN and Parent and any one of more of which may be expressly waived by ISN and Parent, in their sole discretion, except as otherwise required by Law:

                  (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained herein shall have been true and correct (except that any representation or warranty qualified by materiality shall be true and correct in all respects taking into account such qualification) as of the date of the Original Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty is by its terms made as of a specific date in which case such representation and warranty shall have been true and correct (or true and correct in all material respects, as applicable) as of such specific date).

                  (b) PERFORMANCE OF AGREEMENTS. The Company shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement or any other Transaction Document to be performed and complied with by the Company at or prior to the Closing Date.

                  (c) NO MATERIAL ADVERSE CHANGE. Since the date of the Original Merger Agreement, there shall have been no Material Adverse Change with respect to the Company.

                  (d) APPRAISAL RIGHTS. Holders of not more than 10% of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall have demanded appraisal rights for their shares of Company Common Stock.

                  (e) TAX OPINION. Concurrently with the execution of this Agreement, ISN and Parent received an opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to Parent, to the effect that the Mergers should qualify as tax-free events under Section 351 or Section 368 of the Code. Nothing has occurred since the date of that opinion that would prevent such counsel from delivering an opinion to substantially the same effect on the Closing Date.

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                  (f) AFFILIATE LETTERS. ISN and Parent shall have received from each Rule 145 Affiliate of the Company an executed copy of a Rule 145 Affiliate Agreement from each Rule 145 Affiliate as contemplated by Section 5.11 hereof.

                  (g) TRANSACTION DOCUMENTS. Each of the Transaction Documents shall have been executed and delivered by each party thereto (other than USA, ISN or Parent).

                  (h) VECCHIONE EMPLOYMENT AGREEMENT. An employment agreement between Maurizio Vecchione and Newco shall have been executed in form and substance satisfactory to ISN and Parent, and such employment agreement shall be valid and binding on the Closing Date. Maurizio Vecchione shall be a full-time employee of the Company immediately prior to the Closing Date and of Newco as of the Closing Date.

                  (i) FREEDMAN SECURITY INTERESTS. Joyce Freedman and Lee Freedman shall have released all of the security interests they hold in the assets of the Company and shall have filed appropriate documentation of such release with the United States Patent and Trademark Office.

                  (j) CERTIFICATE. ISN and Parent shall have received a certificate, dated as of the Closing Date, executed by an officer of the Company certifying as to the satisfaction of the conditions in Section 6.2(a), (b), (c) and (d).

         Section 6.3 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Transactions are subject to the satisfaction of the following conditions on or prior to Closing, the imposition of which is solely for the benefit of the Company and any one or more of which may be expressly waived by the Company, in its sole discretion, except as otherwise required by Law:

                  (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent contained herein shall have been true and correct (except that any representation or warranty qualified by materiality shall be true and correct in all respects taking into account such qualification) as of the date of the Original Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty is by its terms made as of a specific date, in which case such representation and warranty shall have been true and correct (or true and correct in all material respects, as applicable) as of such specific date).

                  (b) PERFORMANCE OF AGREEMENTS. Each of ISN and Parent shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement or any

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other Transaction Document to be performed and complied with by ISN or Parent at or prior to the Closing Date, and the Required Stockholder Approval shall have been obtained and be in full force and effect.

                  (c) NO MATERIAL ADVERSE CHANGE. Since the date of the Original Merger Agreement, there shall have been no Material Adverse Change with respect to ISN.

                  (d) OWNERSHIP OF NEWCO AND MERGER SUBS. Immediately prior to the Effective Time, (i) 100% of the issued and outstanding capital stock of Newco shall be owned by Parent, (ii) 100% of the outstanding limited liability company interests of ISN Merger Sub shall be owned by Newco, (iii) 100% of the issued and outstanding capital stock of Company Merger Sub shall be owned by Newco and (iv) except as contemplated by this Agreement or the other Transaction Documents (x) there shall be no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character relating to the capital stock of Newco, ISN Merger Sub, or Company Merger Sub or obligating Newco, ISN Merger Sub, or Company Merger Sub to grant, issue or sell any shares of its capital stock or other equity securities, other than pursuant to the Transactions (including the Media Warrants) and (y) there shall be no outstanding Contracts requiring Newco, ISN Merger Sub, or Company Merger Sub to repurchase, redeem or otherwise acquire or make any payment in respect of shares of its capital stock.

                  (e) TAX OPINION. Concurrently with the execution of the Original Merger Agreement, the Company received an opinion of Coudert Brothers, counsel to the Company, to the effect that the Company Merger should qualify as a tax- free event under Section 351 or Section 368 of the Code. Nothing has occurred since the date of that opinion that would prevent such counsel from delivering an opinion to the same effect on the Closing Date.

                  (f) TRANSACTION DOCUMENTS. Each of the Transaction Documents shall have been executed and delivered by each party thereto (other than the Company).

                  (g) CERTIFICATE. The Company shall have received a certificate, dated as of the Closing Date, executed by an officer of each of ISN and Parent, certifying as to the satisfaction of the conditions in Section 6.3(a), (b) and (c).

         Section 6.4 FRUSTRATION OF CLOSING CONDITIONS. Neither ISN, Parent nor the Company may rely on the failure of any condition set forth in Section 6.1,
6.2 or 6.3, as the case may be, to be satisfied if such failure is due to the failure of such party to perform or observe its covenants hereunder, including its obligations to use reasonable best efforts to consummate the Transactions.

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                                    ARTICLE 7

                            TERMINATION AND AMENDMENT

         Section 7.1 TERMINATION. This Agreement may be terminated and the Mergers contemplated hereby may be abandoned at any time prior to the Effective Time whether before or after approval by the stockholders of the Company:

                  (a) by mutual written consent of ISN, Parent and the Company;

                  (b) by any of ISN, Parent or the Company if there has been a material breach of any representation, warranty or covenant in this Agreement on the part of the Company, on the one hand, or ISN or Parent, on the other hand, as the case may be, which breach has not been cured within twenty (20) Business Days following receipt by the party committing such breach of written notice of such breach; PROVIDED that the terminating party has not materially breached any of its representations, warranties or covenants herein;

                  (c) by any of ISN, Parent or the Company if the Closing shall not have occurred on or before July 31, 2000 (or such later date as may be agreed to by Parent and the Company); PROVIDED, however, that no party may terminate this Agreement under this Section 7.1(c) if such failure has been caused by such party's material breach of its obligations under this Agreement;

                  (d) by any of ISN, Parent or the Company, if this Agreement shall fail to receive the Required Stockholder Approval at the Stockholders' Meeting or any adjournment thereof.

                  (e) by ISN and Parent, if (i) the Board of Directors of the Company shall withdraw, modify or change the Recommendation in a manner adverse to ISN or Parent or shall have resolved to do any of the foregoing or (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Alternate Transaction, or failed to recommend opposition to any such Alternate Transaction, or shall have resolved to do any of the foregoing; PROVIDED that a termination by ISN and Parent pursuant to this Section 7.1(e) shall not affect the right of ISN to receive payments from the Company under
Section 8.3;

                  (f) by the Company, if the Board of Directors of the Company shall, following advice of outside counsel (who may be the Company's regularly engaged independent legal counsel), determine that failure to so terminate would cause the Board of Directors of the Company to breach its fiduciary duties under

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California Law and, on or prior to such date, the Company has executed a definitive agreement with respect to a Qualified Alternate Transaction Proposal; PROVIDED, HOWEVER, that the Company may not terminate this Agreement pursuant to this Section 6.1(f) until five Business Days have elapsed following delivery to ISN and Parent of written notice of such determination of the Company (which written notice will inform ISN and Parent of the material terms and conditions of the Qualified Alternate Transaction Proposal) and the Company has offered ISN and Parent the opportunity during such period to alter the terms and conditions of the Transactions to prevent the Qualified Alternate Transaction Proposal from qualifying as such; PROVIDED, FURTHER, that such termination under this Section 7.1(f) shall not be effective until the Company has made payment to ISN of the amounts required to be paid pursuant to Section 8.3; or

                  (g) by ISN, Parent or the Company if a court or other Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Mergers or any other Transaction and such Order or other action shall have become final and nonappealable.

         Section 7.2 EFFECT OF TERMINATION. In the event this Agreement is terminated pursuant to Section 7.1, all further obligations of the parties hereunder shall terminate except that the obligations set forth in this Section
7.2 and Article 8 shall survive; PROVIDED that, if this Agreement is so terminated by a party because one or more of the conditions to such party's obligations hereunder is not satisfied as a result of the other party's willful or knowing failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies for breach of contract or otherwise, including damages relating thereto, shall also survive such termination unimpaired.

                                    ARTICLE 8

                               GENERAL PROVISIONS

         Section 8.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon a receipt of a transmittal confirmation if sent by facsimile or like transmission, and on the next Business Day when sent by Federal Express, Express Mail or similar overnight courier service to the parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

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                  (i)      If to the Company, to:

                           Styleclick.com Inc.
                           3861 Sepulveda Blvd.
                           Culver City, CA 90230
                           Attention: Maurizio Vecchione
                           Facsimile:  (310) 751-2122

                           with a copy to:

                           Coudert Brothers
                           950 17th St., 18th Fl.
                           Denver, CO 80202
                           Attention:  John A. St. Clair
                           Facsimile:  (303) 607-1080

                  (ii)     If to ISN, to:

                           Internet Shopping Network LLC
                           500 Macara Avenue
                           Sunnyvale, CA 94086
                           Attention: Bill Lane
                           Facsimile: (408) 617-7415

                           with a copy to:

                           Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                           New York, New York  10019-6064
                           Attention:  Robert B. Schumer
                           Facsimile:  (212) 757-3990

                  (iii)    If to Parent, to:

                           USANi Sub LLC
                           Carnegie Hall Tower
                           152 West 57th Street, 42nd Floor
                           New York, NY 10019
                           Attention: Tom Kuhn
                           Facsimile: 212-314-7329

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

                           with a copy to:

                           Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                           New York, New York  10019-6064
                           Attention:  Robert B. Schumer
                           Facsimile:  (212) 757-3990

         Section 8.2 WAIVERS AND AMENDMENTS. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by written instruments signed by the parties to this Agreement, or in the case of a waiver, by the party waiving compliance. Except where a specific period for action or inaction is provided herein, no delay on the part of a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Neither any waiver on the part of a party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege.

         Section 8.3 EXPENSES AND OTHER PAYMENTS.

                  (a) The parties to this Agreement shall, except as otherwise specifically provided herein, bear their respective costs expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the Transactions, including, without limitation, all fees and expenses of their respective Agents.

                  (b) The Company agrees that if this Agreement shall be terminated pursuant to:

                           (i) Section 7.1(d) and either (A) an Alternate
Transaction was publicly announced prior to such termination or (B) an Alternate Transaction is consummated, or a definitive agreement with respect thereto is executed, by the Company or any of its Affiliates following such termination and on or prior to the 12 month anniversary of such termination; or

                           (ii) Section 7.1(e) or 7.1(f);

then the Company shall pay to ISN $5,545,809 (the "TERMINATION FEE") and shall reimburse each of ISN, Parent and its Affiliates for all of their respective costs and expenses incurred in connection with the preparation, execution and performance of this Agreement, the other Transaction Documents and the Transactions, including all fees and expenses of each of their respective Agents.

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                  (c) Any payment required to be made pursuant to Section 8.3(b)
shall be made concurrently with the termination of this Agreement and shall be made by wire transfer of immediately available funds to an account designated by ISN, except that any payment to be made solely as the result of Section 8.3(b)(i)(B) shall be made upon the earlier to occur of the consummation of the Alternate Transaction or the execution of the definitive agreement providing for the Alternate Transaction. The Company acknowledges that the agreements contained in Section 8.3 are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, ISN and Parent would not have entered into this Agreement. Accordingly, if the Company fails to pay promptly any amounts due pursuant to Section 8.3 and, in order to obtain such payment, ISN or Parent commences a suit which results in a judgment against the Company for the fee or expense reimbursement set forth in this Section 8.3, the Company shall pay to ISN and Parent their respective costs and expenses (including attorneys' fees) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts so owed at the prime rate of Chase Manhattan Bank in effect from time to time during such period plus four percent (4%).

         Section 8.4 NEWCO COMMON STOCK. If the Nasdaq Stock Market, Inc. ("NSMI") does not approve the listing of Newco Class A Common Stock, or if the NSMI or SEC commence or threaten to commence an action seeking to delist the Company Common Stock, in each case, as a result of the dual class structure of Newco Common Stock contemplated hereby, all reference to Newco Class A Common Stock, Newco Class B Common Stock and Newco Common Stock contained herein and terms of similar meaning contained in the Transaction Documents or in any Exhibit hereto, including without limitation Exhibit D, shall automatically be deemed to mean one class of common stock, par value $.01 per share, of Newco. In such event, (x) the parties shall negotiate expeditiously and agree in good faith to such changes to this Agreement and the Transaction Documents and Exhibits hereto to enable the parties to achieve the benefits of the dual class structure contemplated hereby, without any material harm to the other benefits intended to be provided hereunder to the parties hereto and (y) if alternative arrangements satisfactory to Parent are not effected prior to or at the Closing, the parties shall amend Exhibit D to provide that if Newco issues any shares of Newco Common Stock or securities convertible into shares of Newco Common Stock (an "ISSUANCE"), Newco shall concurrently offer Parent the right to purchase an amount of Newco Common Stock at its then fair market value to enable Parent to maintain an equity ownership position in Newco equal to the equity ownership position prior to the completion of such issuance (taking into account such issuance and any exercise by Parent of its rights under this clause (y)); PROVIDED, that the right contained in this clause (y) will not be made available to Parent upon the issuance of employee stock options approved by the Board of Directors of Newco or any committee thereof or the issuance of Newco Common Stock upon exercise of such employee stock options.

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         Section 8.5 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; PROVIDED, that, from and after the Effective Time, Parent shall be permitted to assign its rights under Section 1.8 or 2.4 to USA or any of its controlled Affiliates. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

         Section 8.6 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive Closing.

         Section 8.7 HEADINGS. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

         Section 8.8 INTERPRETATION. The parties acknowledge and agree that: (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

         Section 8.9 SEVERABILITY OF PROVISIONS. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of the provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

         Section 8.10 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement, dated October 4, 1999 between the Company and Parent (the "CONFIDENTIALITY AGREEMENT") (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with

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respect to the subject matter hereof and (b) other than Sections 1.8, 2.4(b),
2.4(d), 4.2(d), 4.2(e) and 5.2 of this Agreement, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. The Confidentiality Agreement shall survive execution of this Agreement and shall terminate upon the earlier of expiration of such agreement by its terms and the Effective Time.

         Section 8.11 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

         Section 8.12 SUBMISSION TO JURISDICTION; WAIVERS. Each of the parties hereto hereby irrevocably and unconditionally:

                  (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Transaction Documents to which it is a party, or for recognition and enforcement of any judgement in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

                  (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                  (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, in accordance with Section 8.1; and

                  (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

         Section 8.13 WAIVERS OF JURY TRIAL. THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

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         Section 8.14 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Company, ISN, and Parent have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first above written.

                                   STYLECLICK.COM INC.


                                   By:  /s/ M. Vecchione
                                        ---------------------------------------
                                        Name:  M. Vecchione
                                        Title: CEO and President

                                   INTERNET SHOPPING NETWORK LLC


                                   By:  /s/ Edward Zinser
                                        ---------------------------------------
                                        Name:  Edward Zinser
                                        Title: Chief Financial Officer

                                   USANI SUB LLC


                                   By:  /s/ Dara Khosrowshahi
                                        ---------------------------------------
                                        Name:  Dara Khosrowshahi
                                        Title: Vice President

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